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                                                                   EXHIBIT 10.25

                                 LEASE AGREEMENT

                                     BETWEEN

                          STEVENSON BUSINESS PARK, LLC
                     A CALIFORNIA LIMITED LIABILITY COMPANY

                                   AS LANDLORD

                                       AND

                               AVANEX CORPORATION,
                            A CALIFORNIA CORPORATION

                                       AS

                                     TENANT

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                                 LEASE AGREEMENT

DATE:   September 8, 1999

LANDLORD:      STEVENSON BUSINESS PARK, LLC
               a California limited liability Company
               c/o Trumark Companies
               4135 Blackhawk Plaza Circle, Suite 280
               Danville, CA 94506

TENANT:        AVANEX CORPORATION,
               a California corporation

               The Premises

1. PREMISES. Landlord hereby leases to Tenant upon the terms and conditions contained in this lease ("LEASE") those certain premises (the "PREMISES") consisting of approximately 54,068 square feet (measured from the Building "drip-line," as per custom and practice in Alameda County) constituting all of that certain building known as "Building B" and located at 40915 Encyclopedia Circle, Fremont, California (the "BUILDING"), which Premises are shown within the cross-hatched area on the map of the Building attached hereto as EXHIBIT "A." The land upon which the Building is situated is hereinafter referred to as the "LAND" and consists of a real property parcel described as "Parcel 2 of Parcel Map 7251. The figure of 54,068 square feet shall be used for all calculations under this Lease in which the square footage of the Building is a factor, including, without limitation, any purchase price calculations pursuant to Section 3.3 below.

        For the purposes of this Lease, the following definitions shall apply:

        a. The term "BUILDING SHELL" shall mean a concrete tilt-up building (for group B occupancy only), containing four (4) combination dock high truck doors (two (2) grade level loading doors) with approximately 22 foot clear height; 495 GPM/2000 square feet rated fire sprinkler system; and, a 2000 amp-277/480 volt, three phase power service (with no power panel).

        b. The term "PROJECT" shall mean that certain three (3) building complex otherwise know as the Stevenson Business Park in which the Building is located.

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        c.     The term "DECLARATION" shall mean that certain Declaration of
               Covenants, Rules, and Restriction and Reciprocal Easement Agreement which has been, or will be, recorded with respect to the Project.

        d. The term "LAND" shall refer to the real property upon which the Project is situated.

        e. The term "COMMON AREAS" shall mean all parking areas, landscape areas and other areas, facilities or improvements located on the Land which are designated in the Declaration as "Common Area."

        f. The term "EXCLUSIVE COMMON AREA" shall mean those portions of the Common Area which exclusively serve the Building.

        g. The term "IMPROVEMENT ALLOWANCE" shall mean the sum of ONE MILLION EIGHT HUNDRED NINETY-TWO THOUSAND THREE HUNDRED EIGHTY DOLLARS ($1,892,380.00).

        h. The term "IMPROVEMENTS COSTS" shall mean all of the costs and expenses to be incurred in connection with the design, permitting, construction and testing of the Tenant Improvements (including, without limitation, the cost of the space plan for the Tenant Improvements and the Approved Plans and the fees and charges of the Building Contractor). The Improvement Costs shall include a zero percent (0%) construction management fee to be paid to Landlord.

        i. The term "APPROVED PLANS" shall mean the plans and specifications for the Tenant Improvements dated August 23, 1999 (with latest revision dated September 3, 1999) which have been prepared by the "BUILDING ARCHITECT", DES Architects + Engineers, and approved by Landlord and Tenant on or before the execution of this Lease.

        j. The term "TENANT IMPROVEMENTS" shall mean the interior improvements configured for Tenant's intended use and occupancy of the Premises which are set forth on the Approved Plans. The term "PHASE 1" shall mean that portion of the Tenant Improvements consisting of the manufacturing area improvements, as designated in the Approved Plans. The term "PHASE 2" shall mean the office area improvements, as shown on the Approved Plans.

2.      BUILDING SHELL AND TENANT IMPROVEMENTS.

        2.1.   ACKNOWLEDGEMENTS. Tenant hereby acknowledges as follows:



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               a.     Landlord has designed and constructed the Building Shell
                      as a generic or "spec" office and manufacturing building for group "B" occupancy. The Building Shell was not constructed in contemplation of the Tenant's specific improvements, use and/or occupancy;

               b. Tenant has reviewed and inspected the Building Shell and Building Shell plans and specifications and is satisfied that the Building Shell will be suitable for the Tenant Improvements and Tenant's intended use and operation therein;

               c. Except as to the Warranty (as defined in Section 2.6 below), Landlord has made not, and will not make, any representations or warranties regarding the Building Shell, the Common Areas, the Tenant Improvements, or any aspect of the Project or the Common Areas.

               d. Tenant has not relied on Landlord to provide any advice or services in connection with the design of the Tenant Improvements or as to any modifications which may need to be made in order to accommodate the Tenant Improvements or Tenant's particular use of the Premises.

               e. Except as to the Warranty and subject to completion of punchlist items as described in Section 2.4 below, upon delivery of the Premises to Tenant, Tenant shall accept the same, together with the Tenant Improvements, in their "AS IS" in condition.

               f. Tenant has requested that the Tenant Improvements be designed and constructed on a "fast track" basis and, in order to accommodate this, the Tenant Improvements will be designed by the Building Architect and constructed by the Building Contractor.

               g. As a result of the "fast track" design and construction of the Tenant Improvements, as requested by Tenant, during the course of construction, the actual Improvement Costs are likely to increase above any original estimates which may be provided by the Building Contractor. H

               h. Tenant will have the Space Plan and the Approved Plans reviewed by its own consulting architect.



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        2.2    CONSTRUCTION.

               2.2.1 CONSTRUCTION. Landlord and Tenant agree that the construction of the Tenant Improvements, as set forth on the Approved Plans, will be carried out by the "BUILDING CONTRACTOR", Hollander Smith Construction. Landlord will use commercially reasonably efforts to negotiate a fixed-price contract with the Building Contractor (the "CONSTRUCTION CONTRACT") which is competitive for similar work in the Fremont-Newark area based upon "fast-track" design and construction conditions.

                      Landlord shall use diligent efforts to have the Building Contractor substantially complete Phase 1 of the Tenant Improvements by October 4, 1999 (the "TARGET DATE"). Landlord shall use diligent efforts to have the Building Contractor substantially complete Phase 2 of the Tenant Improvements within thirty (30) days following the substantial completion of Phase 1. "SUBSTANTIALLY COMPLETE" "or "SUBSTANTIAL COMPLETION" shall mean that the particular Phase of the Tenant Improvements have been constructed in accordance with the Approved Plans (as evidenced by a certificate of Substantial Completion submitted by the Building Architect), as modified by material change orders approved by Landlord and Tenant except for minor "field" changes in the Approved Plans, other minor deviations and punchlist items) and are in such condition so as to allow Tenant to install Tenant's own fixtures, furnishings, and equipment and, thereafter, to conduct its operations.

               2.2.2. IMPROVEMENT COSTS. Provided that Tenant has made all deposits with Landlord with respect to the Excess Costs (as provided below), Landlord shall advance all Improvements Costs for the construction the Tenant Improvements up to an amount equal to the Improvement Allowance.

                      It is contemplated that the Improvement Costs will exceed the Improvement Allowance ("EXCESS COSTS"), which Excess Costs shall be borne by Tenant. In this regard, upon the execution of this Lease, Tenant shall pay to Landlord the sum of THREE HUNDRED TWENTY-FOUR THOUSAND FOUR HUNDRED EIGHT DOLLARS ($324,408.00)("TENANT'S INITIAL ADVANCE"). On the date which is thirty (30) days [60 DAYS SEEMS TOO LONG UNDER THE PRESENT SCHEDULE] following the execution of this Lease, Tenant shall pay to Landlord an amount by which (a) the estimated total Improvement Costs which Landlord then expects to be incurred, exceeds (b) the sum of the Improvement Allowance and Tenant's Initial Advance. ("TENANT'S SECOND ADVANCE"). Tenant's Initial Advance and Tenant's Second Advance shall be applied by Landlord towards the payment of Improvement Costs after Landlord has expended the full amount of the Improvement Allowance. In no event shall Landlord be obligated to expend from its own funds (including funds advanced to Landlord from the Project lender) more than the sum of the Improvement Allowance.



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               If upon completion of construction there are any Excess Costs which have not been covered by Tenant's Initial Advance and Tenant's Second Advance, then Tenant shall pay to Landlord, as Additional Rent, any such remaining Excess Costs within ten (10) days following written demand.

               If, upon the completion of construction of the Tenant Improvements and upon the payment of all amounts owing to the Building Contractor and otherwise, there are any unexpended portions of Tenant's Initial Advance and/or Tenant's Second Advance ("TI SURPLUS"), then Landlord shall pay to Tenant any such TI Surplus not later than thirty (30) days following the completion of all punchlist items. If Landlord does not pay any TI Surplus within the aforesaid thirty (30) day period, then the TI Surplus shall accrue interest at the rate set forth in Section
               28.8 below from the end of the aforesaid thirty (30) day period until the date the payment is actually paid.

        2.4 WALK-THROUGH-PUNCHLIST. Upon Substantial Completion of Phase 1, Landlord, Tenant, Tenant's consultant, and the Building Contractor shall conduct a walk-through of the Building to inspect the Tenant Improvements as completed and shall prepare a list of punchlist items to be completed. Landlord shall cause the Building Contractor to complete all punchlist items within thirty
               (30) days following the walk-through. Upon Substantial Completion of Phase 2, the parties shall follow the same walk-through and punchlist procedure. Upon Substantial Completion of both Phase 1 and Phase 2, Landlord shall diligently pursue obtaining from the City of Fremont final inspections of the Tenant Improvements and, if applicable, a certificate of occupancy for the Building.

        2.5 DATE OF DELIVERY; AS IS. Landlord shall deliver the Premises to Tenant upon the Substantial Completion of Phase 1 of the Tenant Improvements. Tenant acknowledges that the Target Date of October 4, 1999 is a very early estimate of the date upon which Phase I may be substantial completed and that it is likely that, despite Landlord's diligent efforts, such substantial completion may not be completed by that date. In this regard, Landlord shall not be in default hereunder and shall not be liable to Tenant for any damage or loss incurred by Tenant by reason of Landlord's failure, for whatever reason, to cause the Premises to be delivered by any particular date (including, without limitation, the Target Date), nor shall this Lease be void or voidable on account thereof. Notwithstanding the foregoing, if Phase 1 of the Tenant Improvements are not Substantially Completed by January 1, 2000 and the delay in such Substantial Completion is not a result of any Tenant Delays (as defined in Section 3.1 below), then at any time during the period between January 1 and January 10, 2000, Tenant may provide written notice to Landlord electing to terminate this Lease; provided, however, Tenant shall have no right to terminate this Lease, as provided above, if Tenant has taken occupancy of all or any part of the Building. If, within five (5) days following a termination notice by Tenant, Phase 1 of the Tenant Improvements are



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               not substantially completed, then this Lease shall terminate upon the expiration of such five (5) day period and, thereafter, neither Landlord nor Tenant shall have any further rights or obligations hereunder. If, within five (5) days following a termination notice by Tenant, Phase 1 of the Tenant Improvements are substantially completed, then this Lease shall continue and Tenant's termination notice shall be of no further force or effect.

               Subject to the completion of punchlist items and, except as to the Warranty, Tenant shall accept the Premises (together with the Tenant Improvements as completed) on the Commencement Date (as defined below) in its "As Is" condition.

        2.6 LIMITED WARRANTY. For a period of one (1) year following Substantial Completion of each Phase of the Tenant Improvements, Landlord warrants (the "WARRANTY") that each Phase has been completed in a good and workmanlike manner free from defects, and that all systems installed as part of such Phase will be in good working order and condition. Tenant shall provide prompt written notice to Landlord of any defect or condition to which the Warranty applies (a "WARRANTY NOTICE"). Upon receipt of a Warranty Notice from Tenant, Landlord shall be obligated, at its cost and expense, to diligently cause the defect or condition to be remedied within a reasonable period of time; provided, however, in no event shall any defect or condition entitle Tenant to terminate this Lease or provide to Tenant any right of offset, abatement, or deduction as against any Rents becoming due hereunder. The Warranty shall not apply to any component or system within the Tenant Improvements which (a) have been installed, altered, or modified by Tenant, (b) affected by the installation of Tenant's fixtures, furnishings, and equipment or by any other act or omission of Tenant, or (c) have been used in a manner for which such component or system was not designed or intended, or (d) have not been properly maintained to the extent such maintenance is the responsibility of Tenant or to which Tenant has otherwise conducted its own maintenance or repairs.

3.      TERM; OPTION TO RENEW AND PURCHASE.

        3.1 TERM. The term of this Lease (the "LEASE TERM") shall commence on the Commencement Date and shall end on the date that is ten (10) years thereafter. The "COMMENCEMENT DATE" shall be the date that Phase 1 of the Tenant Improvements are substantially completed, or the date the Tenant Improvements would have been substantially completed but for any Tenant Delays. "TENANT DELAYS" on the part of Tenant shall include, without limitation, Tenant's failure to timely deposit funds with Landlord (as provided in Section 2.3.2 above), change orders requested by Tenant, and/or any failure by Tenant to timely provide to Landlord, the Building Architect, and/or the Building Contractor information or approvals as may be requested from time to time; provided, however, an act or omission on the part of Tenant shall only comprise a Tenant



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               Delay if the completion of the Tenant Improvements are actually delayed thereby and Landlord has provided to Tenant written notice that such act or omission may delay the progress of construction, which notice is provided by Landlord within five
               (5) days following the date Landlord is informed that Tenant's act or omission will cause a delay.

        3.2 OPTION TO RENEW. The Landlord hereby grants to Tenant one option to extend the Lease Term (the "OPTION") upon the following terms and conditions:

               (a) The Option shall give Tenant the right to extend the Lease Term for one (1) additional five (5) year period (the "EXTENDED TERM");

               (b) Tenant shall give Landlord written notice of its exercise of the Option no earlier than twelve (12) months nor later than six (6) months before the date the Lease Term would end but for said exercise;

               (c) Tenant shall not have the right to exercise the Option if at the time of exercise Tenant is in material default under this Lease. The period of exercise for the Option shall not be extended for any period for which Tenant is unable to exercise the Option by reason of Tenant's material default;

               (d) All terms and conditions of this Lease shall apply during the Extended Term except that Base Rent shall be determined as provided in Section 4.2 below; and,

               (e) Once Tenant delivers notice of its exercise of the Option pursuant to (b) above, Tenant may not withdraw such exercise, and such notice of exercise shall operate to automatically extend the Lease Term; provided, however, if Tenant is in material default under this Lease (provided that Tenant's default with respect to any monetary obligation shall in all events be regarded as material) on the date an Extended Term is to begin, this Lease, at Landlord's election and upon written notice from Landlord specifying the default, shall not be extended pursuant to the provisions of this Section 3.2, but shall terminate on the last day of the Lease Term. If Landlord determines that any exercise notice received from Tenant constitutes an ineffectual exercise of the Option, then Landlord shall provide to Tenant notice of that fact within three (3) days following Landlord's receipt of the exercise notice.

               The term "Lease Term" shall mean and refer to the initial term of the Lease, as described in Section 3.1 above, together with the Extended Term which has been put into effect by reason of an exercise of the Option by Tenant pursuant to this Section 3.2.



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        3.3    BUILDING PURCHASE RIGHTS.

               3.3.1 OPTION TO PURCHASE THE BUILDING AND LAND. Upon the terms and conditions set forth in this Section 3.3.1 Landlord hereby grants to Tenant a one-time only option (the BUILDING PURCHASE OPTION") to purchase the Building and Land for a purchase price of EIGHTY SEVEN DOLLARS ($87.00) per square foot plus the full amount of all Improvement Costs incurred by Landlord (to the extent not reimbursed from Tenant's Initial Advance and/or Tenant's Second Advance) and upon the terms and provisions set forth in the form "PURCHASE AGREEMENT" attached hereto as EXHIBIT "B," subject to the following:

                      a. Not later than October 1, 1999, Landlord shall deliver to Tenant the Due Diligence Documents. The term "Due Diligence Documents" shall mean the following items to the extent they are in the possession of Landlord or Landlord's agents or consultants: (a) any and all surveys of the Land,
                             (b) any and all permits, approvals, and other items relating any governmental entitlements with respect to the Building and Land, and (d) any and all reports, studies, notices, or other information received by Optionor, or otherwise in Optionor's possession, relating to soil and subsurface conditions or any other physical condition of the Building and Land (including, without limitation, information relating to the existence, release, or presence of any Hazardous Materials). The Due Diligence Documents shall also include a preliminary report issued by Fidelity National Title Company with respect to the Building and Land, which report has been issued within the last forty-five (45) days.

                      b. Upon the Commencement Date, Tenant and to Tenant's agents, engineers, and/or contractors shall have the right to conduct reasonable studies and investigations of the Building and Land as may be customary to an acquisition of real property. Tenant, who will be responsible for restoring the Property to substantially the same condition it was in prior to said investigations. Tenant will indemnify and hold Landlord harmless from any and all liabilities, claims, and damages, that Landlord may incur as a result of the negligent acts or failures to act of Tenant and/or Tenant's agents in furtherance of such inspections.

                      c. Except as provided in Section 3.3.1.e. below, Tenant shall have the right to exercise the Building Purchase Option at any time during period commencing on the execution of the Lease (provided that Tenant has paid to Landlord the security deposit, rent deposit and Tenant's Initial Advance) and ending on October 31, 1999 (the



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                             Tenant's Initial Advance) and ending on October 31,
                             1999 (the "BUILDING PURCHASE OPTION PERIOD").
                             Tenant shall exercise the Building Purchase Option by delivering to Landlord, prior to the end of the Building Purchase Option Period, (a) a currently dated and executed Purchase Agreement in the form attached hereto as EXHIBIT "B" and (b) a check in the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) representing the "Deposit" under the Purchase Agreement. The Building Purchase Option shall automatically expire if Tenant fails to exercise the Building Purchase Option within the time and in the manner specified herein. Time is of the essence. In this regard, any conditions or modifications made by Tenant to the form of the Purchase Agreement or the terms thereof, any failure to execute the Purchase Agreement and/or to deliver the Deposit, and/or any dating of the Purchase Agreement as of a date other than the date of exercise shall each be regarded as an ineffectual exercise of the Building Purchase Option. If Landlord determines that any exercise notice received from Tenant constitutes an ineffectual exercise of the Building Purchase Option, then Landlord shall provide to Tenant notice of that fact within three (3) days following Landlord's receipt of the exercise notice.

                      d.     Notwithstanding anything contained in this Section
                             3.3.1 to the contrary. Tenant may not exercise the Building Purchase Option if there is a material default under this Lease (provided that Tenant's default with respect to any monetary obligation shall in all events be regarded as material) by Tenant under this Lease on the date of Tenant's notice of exercise of the Building Purchase Option. The Building Purchase Option Period shall not be extended for any period in which Tenant is unable to exercise the Building Purchase Option by reason of a default by Tenant; provided, however, if there is a default by Tenant under this Lease on the date of Tenant's exercise of the Building Purchase Option and the default by Tenant is later cured by Tenant within the exercise period, then Tenant may re-exercise the Building Purchase Option prior to the end of such exercise period. If there is a default by Tenant under this Lease on the Closing Date (as defined in the Purchase Agreement), then Landlord, in addition to any other remedies which Landlord, may have under this Lease, may elect to require, as a condition to the close of escrow, that Tenant pay, in addition to the purchase price and other amounts due from Tenant pursuant to the Purchase Agreement, all amounts owning to Landlord in connection with such default.



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                      e.     Upon the close of escrow under the Purchase
                             Agreement, this Lease shall terminate, provided that Tenant shall remain liable to Landlord with respect to any unpaid amounts which became due prior to the close of escrow and Tenant shall continue to indemnify Landlord pursuant to any indemnifications set forth in this Lease as they relate to acts or occurrences arising prior to the close of escrow.

                      f. In the event Tenant does not exercise the Building Purchase Option or otherwise fails to carry out an effective exercise thereof or in the event escrow fails to close under the Purchase Agreement for any reason, then this Lease shall continue in accordance with the terms and provisions hereof and, upon request by Landlord, Tenant shall execute, notarize and deliver to Landlord, for recordation in the official records of Alameda County, a quitclaim deed releasing all rights of Tenant to purchase the Building and Land. Tenant's failure to provide the aforesaid quitclaim deed within ten (10) days of Landlord's request shall constitute a default under Section 19 below.

                      g.     Notwithstanding anything to the contrary in this
                             Section 3.3.1, if Tenant receives a Purchase Offer pursuant to Section 3.3.2 below and either rejects such Purchase Offer or fails to accept such Offer within the time and manner set forth Section 3.3.2 below, then the Building Purchase Option in this
                             Section 3.3.1 shall automatically expire and be of no further force or effect.

               3.3.2 RIGHT OF FIRST REFUSAL TO PURCHASE THE BUILDING AND LAND. If, at any time during the period beginning on the Commencement Date and ending on April 1, 2000 (the "NOTICE PERIOD") period, Landlord receives a bona-fide offer from an unrelated third party to purchase the Building and Land upon terms and conditions which Landlord is willing to accept , then Landlord, prior to accepting such third-party offer, shall give Tenant written notice offering (the "PURCHASE OFFER") to sell the Building and Land, on an AS IS basis (subject to an assignment of existing contractor warranties described below), for a purchase price equal to EIGHTY-SEVEN DOLLARS ($87.00) per square foot plus the full amount of all Improvement Costs incurred by Landlord (to the extent not reimbursed from Tenant's Initial Advance and/or Tenant's Second Advance). In no event shall this Section 3.3.2. apply to any offer, as between the members of the Landlord and/or their related and/or affiliated entities or persons, to sell, transfer, or otherwise dispose of interests in the Building and Land or in the entity which comprises the Landlord hereunder.



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                      Provided that there is no material default (provided that
                      Tenant's default with respect to any monetary obligation shall in all events be regarded as material) by Tenant under this Lease, Tenant shall have three (3) business days following receipt of the Purchase Offer to elect in writing to purchase pursuant to the offer set forth therein. If Tenant accepts the offer set forth in the Purchase Offer within the time and manner provided, then, within forty-five (45) days following acceptance (subject to a possible maximum fifteen (15) day extension to accommodate any Tenant financing), Landlord and Tenant shall close escrow whereupon the Tenant shall pay the full amount of the Purchase Price in cash. Upon the close of escrow, Landlord shall assign to Tenant any existing warranties which Landlord may have received from the Building Contractor to the extent the same may be assigned, provided that Landlord shall have no obligation to obtain any such warranties. Landlord shall retain the right to make its own claims against the assigned warranties to the extent Landlord, for any reason, becomes liable to any party with respect to any matters which are covered by such warranties. If Tenant elects to not purchase the Building and Land pursuant to the offer set forth in the Purchase Offer, or fails to elect to purchase within the time and manner provided above, then (a) Landlord shall be free to sell the Building and Land pursuant to the third-party offer or to any other person or entity upon such terms and conditions as Landlord, in its sole and absolute discretion, shall determine and (b), regardless of whether or not Landlord sells the Building and Land to another party, Landlord shall have no further obligation to submit a Purchase Offer or any other sale offer to Tenant with respect to the Building and Land, nor shall Tenant have any other further rights to purchase the Building and Land. If Landlord intends to sell the Building and Land at any time after the expiration of the Notice Period, Landlord shall have no obligation to provide to Tenant a Purchase Offer pursuant to this
                      Section 3.3.

                      Except as set forth in this Section 3.3 and notwithstanding any other provision of this Lease to the contrary, Tenant shall have no other rights of first offer, options, or similar rights with respect to the Building and Land.

                      If there is a default under this Lease by Tenant on the closing date of Tenant's purchase of the Building and Land, then Landlord, in addition to any other remedies Landlord may have under this Lease, may elect to require, as a condition to the close of escrow, that Tenant pay, in addition to the purchase price and other amounts due from Tenant all amounts owning to Landlord in connection with such default.



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

               Upon the close of escrow, this Lease shall terminate, provided that Tenant shall remain liable to Landlord with respect to any unpaid amounts which became due prior to the close of escrow and Tenant shall continue to indemnify Landlord pursuant to any indemnifications set forth in this Lease as they relate to acts or occurrences arising prior to the close of escrow.

        3.4    BUILDING C PURCHASE AND LEASE RIGHTS.

               3.4.1 OPTION TO PURCHASE BUILDING C. Tenant acknowledges that Landlord may construct a third building within the Project, which building, together with the legal parcel on which it is situated, is referred to herein as "BUILDING C". Upon the terms and conditions set forth in this
                      Section 3.4.1, Landlord hereby grants to Tenant a one-time only option (the "BUILDING C PURCHASE OPTION") to purchase Building C for a purchase price of EIGHTY TWO DOLLARS ($82.00) per square foot, in completed "shell" condition comparable to the Building (with no "tenant" improvements or improvement allowance and on an AS IS basis) and upon the other terms and provisions set forth in the form Purchase Agreement attached hereto as EXHIBIT "B," subject to the following:

                      a. Except as provided in Section 3.4.1.e. below, Tenant shall have the right to exercise the Building C Purchase Option at any time during period commencing on the execution of the Lease (provided that Tenant has paid to Landlord the security deposit, rent deposit and Tenant's Initial Advance) and ending on April 1, 2000 (the "BUILDING C PURCHASE OPTION PERIOD"). Tenant shall exercise the Building C Purchase Option by delivering to Landlord, prior to the end of the Option Period,
                             (a) a currently dated and executed Purchase
                             Agreement in the form attached hereto as EXHIBIT "B" and (b) a check in the amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) representing the "Deposit" under the Purchase Agreement. The Building C Purchase Option shall automatically expire if Tenant fails to exercise the Building C Purchase Option within the time and in the manner specified herein. Time is of the essence. In this regard, any conditions or modifications made by Tenant to the form of the Purchase Agreement or the terms thereof, any failure to execute the Purchase Agreement and/or to deliver the Deposit, and/or any dating of the Purchase Agreement as of a date other than the date of exercise shall each be regarded as an ineffectual exercise of the Building C Purchase Option. If Landlord determines that any exercise notice received from Tenant constitutes an ineffectual exercise of the Building C Purchase Option, then Landlord shall provide to Tenant notice of that fact within three (3) days following Landlord's receipt of the exercise notice.

                             If, upon an effective exercise of the Building C Purchase Option, Landlord has not completed the construction of the shell improvements which comprise Building C, then Landlord shall utilize commercially reasonable efforts to complete Building C. Notwithstanding anything to the contrary in this Section 3.4 or in the Purchase Agreement, the close of escrow for Tenant's acquisition of Building C shall not occur until the shell improvement which comprise Building C are substantially completed, as evidenced by a certificate executed by the architect of record for Building C.

                      b.     Notwithstanding anything contained in this Section
                             3.4.1 to the contrary, Tenant may not exercise the Building C Purchase Option if there is a material default (provided that Tenant's default with respect to any monetary obligation shall in all events be regarded as material) by Tenant under this Lease on the date of Tenant's notice of exercise of the Building C Purchase Option. The period of exercise of the Building C Purchase Option shall not be extended for any period in which Tenant is unable to exercise the Building C Purchase Option by reason of a default by Tenant; provided, however, if there is a default by Tenant under this Lease on the date of Tenant's exercise of the Building C Purchase Option and the default by Tenant is later cured by Tenant within the exercise period, then Tenant may re-exercise the Building C Purchase Option prior to the end of such exercise period. If there is a default by Tenant under this Lease on the Closing Date (as defined in the Purchase Agreement), then Landlord, in addition to any other remedies Landlord may have under this Lease, may elect require, as a condition to the close of escrow, that Tenant pay, in addition to the purchase price and other amounts due from Tenant pursuant to the Purchase Agreement, all amounts owning to Landlord in connection with such default.

                      c.     In the event Tenant does not exercise the Building

                             C Purchase Option or otherwise fails to carry out an effective exercise thereof or in the event escrow fails to close under the Purchase Agreement for any reason, Tenant shall execute, notarize and deliver to Landlord, for recordation in the official records of Alameda County, a quitclaim deed releasing all rights of Tenant to purchase Building C. Tenant's failure to provide the aforesaid quitclaim deed within ten (10) days of Landlord's request shall constitute a default under
                             Section 19 below.

                      d.     Notwithstanding anything to the contrary in this
                             Section 3.4.1, if Tenant receives a Purchase Offer pursuant to Section 3.4.2 below and either rejects such Offer or fails to accept such Offer within the time and manner set forth Section 3.4.2 below, then the Building C Purchase Option in this Section
                             3.4.1 shall expire and be of no further force or effect.

                      e. If prior to Tenant's exercise of the Building C Purchase Option pursuant to this Section 3.4.1, Landlord has leased all or a portion of Building C pursuant to one or more third party leases ("THIRD PARTY LEASE(S)"), then, so long as Landlord has complied with the provisions of Section 3.4.3 below prior to entering into the first of any Third Party Leases, the purchase price to be paid by Tenant upon the Close of Escrow shall be increased by the amount of all costs incurred by Landlord in connection with the Third Party Lease(s). The aforesaid costs shall be limited to those incurred only with respect to the Third Party Lease(s) and shall include, without limitation, any improvement allowances actually advanced by Landlord, leasing commissions, attorneys fees, and marketing costs.

               3.4.2 RIGHT OF FIRST REFUSAL TO PURCHASE BUILDING C. If, at any time during the period beginning on the Commencement Date and ending on April 1, 2000 (the "BUILDING C NOTICE PERIOD"), Landlord receives a bona-fide offer from an unrelated third party to purchase Building C upon terms and conditions which Landlord is willing to accept, then Landlord, prior to accepting such third-party offer, shall give Tenant a written Purchase Offer offering to sell Building C, in completed "shell" condition comparable to the Building (with no "tenant" improvements or improvement allowance and on an AS IS basis), for a purchase price equal to EIGHTY-TWO DOLLARS ($82.00) per square foot. In no event shall this Section 3.4.2. apply to any offer, as between the members of the Landlord and/or their related and/or affiliated entities or persons, to sell, transfer, or otherwise dispose of interests in Building C or in the entity which comprises the Landlord hereunder.

                      Provided that there is no material default (provided that Tenant's default with respect to any monetary obligation shall in all events be regarded as material) by Tenant under this Lease, Tenant shall have three (3) business) days following receipt of the Purchase Offer to elect in writing to purchase pursuant to the offer set forth therein. If Tenant elects to purchase within the time and manner provided in the Purchase Offer, then, within forty-five (45) days following acceptance (subject to a possible maximum fifteen (15) day extension to accommodate any Tenant financing), Landlord and Tenant shall close escrow whereupon the Tenant shall pay the full amount of the Purchase Price in cash.

                      If, upon an Tenant's election to buy Building C following receipt of a Purchase Offer, Landlord has not completed the construction of the shell improvements which comprise Building C, then Landlord shall utilize commercially reasonable efforts to complete Building C. Notwithstanding anything to the contrary in this Section 3.4, the close of escrow for Tenant's acquisition of Building C shall not occur until the shell improvements which comprise Building C are substantially completed, as evidenced by a certificate executed by the architect of record for Building C. Upon the close of escrow, Landlord shall assign to Tenant any existing warranties which Landlord may have received from the contractor of Building C to the extent the same may be assigned, provided that Landlord shall have no obligation to obtain any such warranties. Landlord shall retain the right to make its own claims against the assigned warranties to the extent Landlord, for any reason, becomes liable to any party with respect to any matters which are covered by such warranties.

                      If prior to Tenant's acceptance of a Purchase Offer pursuant to this Section 3.4.2, Landlord has leased all or a portion of Building C to pursuant to one or more Third Party Lease(s), then, so long as Landlord has complied with the provisions of Section 3.4.3 below prior to entering into the first of any Third Party Leases, the purchase price to be paid by Tenant upon the Close of Escrow shall be increased by the amount of all costs incurred by Landlord in connection with the Third Party Lease(s). The aforesaid costs shall be limited to those incurred only with respect to the Third Party Lease(s) and shall include, without limitation, any improvement allowances actually advanced by Landlord, leasing commissions, attorneys fees, and marketing costs.

                      If Tenant rejects the offer set forth in the Purchase Offer, or fails to accept the same within the time and manner provided above, then (a)

                      Landlord shall be free to sell Building C pursuant to the third-party offer or to any other person or entity upon such terms and conditions as Landlord, in its sole and absolute discretion, shall determine and (b), regardless of whether or not Landlord sells Building C to another party, Landlord shall have no further obligation to submit a Purchase Offer or any other sale offer to Tenant with respect to Building C, nor shall Tenant have any other further rights to purchase Building C. If Landlord intends to sell Building C at any time after April 1, 2000, then Landlord shall have no obligation to provide to Tenant an Offer pursuant to this Section 3.4.2.

                      If there is a default under this Lease by Tenant on the closing date of Tenant's purchase of Building C, then Landlord, in addition to any remedies Landlord may have under this Lease, may elect to require, as a condition to the close of escrow, that Tenant pay, in addition to the purchase price and other amounts due from Tenant, all amounts owning to Landlord in connection with such default.

               3.4.3 RIGHT OF FIRST REFUSAL TO LEASE BUILDING C. If, at any time during the period beginning on the Commencement Date and ending on April 1, 2000 (the "NOTICE PERIOD"), Landlord receives a bona-fide offer from an unrelated third party to lease all or any part of the Building upon terms and conditions which Landlord is willing to accept, then Landlord, prior to accepting such third-party offer, shall give Tenant written notice offering (the "BUILDING C LEASE OFFER") to Lease the entirety of the Building (even if the third-party offer is only for a portion of Building
                      C) upon the following terms and provisions (the "OFFER TERMS"): SEVENTY-NINE CENT ($0.79) per square foot base rent, triple-net, TEN DOLLARS ($10.00) per square foot improvement allowance for tenant improvements to be approved by Landlord, in completed "shell" condition comparable to the Building (with no "tenant" improvements and on an AS IS basis), ten (10) year term, and a security deposit to be determined by Landlord's lender for Building C.

                      Provided that there is no default by Tenant under this Lease, Tenant shall have three (3 business)) days following receipt of the Building C Lease Offer to accept in writing the Offer Terms. Tenant shall accept the Building C Lease Offer by delivering to Landlord, within the aforesaid five (5) business days, (a) a written notice of acceptance, and (b) a rent deposit in an amount equal to he base rent which will be due for the first month of the Building C lease term. If Tenant accepts the Offer Terms, then Landlord and Tenant, within thirty (30) days following Tenant's acceptance, shall enter into a written lease agreement in the form of this Lease, which lease shall contain the Offer Terms, but shall not contain any of the various extension options or other rights as are set forth in Section 3.2, 3.3, or 3.4 of this Lease.

                      If Tenant rejects the Building C Offer, or fails to accept the same within the time and manner provided above, then Tenant's right to lease Building C pursuant to this
                      Section 3.4.3 shall expire and be of no further force or effect and then Landlord shall be free to lease Building C pursuant to the third-party offer or to any other person or entity upon such terms and conditions as Landlord, in its sole and absolute discretion, shall determine; provided, however, Tenant, upon receipt of the Building C Lease Offer, shall, within three (3) business days, have the right to exercise the Building C Purchase Option pursuant to Section 3.4.1 above.

                      If there is a material default (provided that Tenant's default with respect to any monetary obligation shall in all events be regarded as material) by Tenant under this Lease prior to the parties execution of a lease for Building C, then Landlord, (in addition to its other rights and remedies under this Lease, may elect terminate the Building C Lease Offer, in which event Tenant shall have no further rights to lease Building C or (ii) require, as a condition to Landlord's execution of the Building C lease, that Tenant pay all amounts owning to Landlord in connection with such default.

                      Except as set forth herein above and notwithstanding any other provision of this Lease to the contrary, Tenant shall have no other rights of first offer, options, or similar rights with respect to Building C.

4.      RENT.

        4.1 BASE RENT. Tenant agrees, as of the Commencement Date, to pay Landlord, without prior notice, demand, or right of deduction and/or offset, monthly "Base Rent" in the amounts set forth in EXHIBIT "C" attached hereto, which Base Rent shall be due and payable at Landlord's address shown above on the first day of each calendar month throughout the Lease Term; provided, however, Base Rent for the first thirty (30) days of the Lease Term shall be equal to one half (1/2) of the applicable amount set forth in EXHIBIT "C" ATTACHED HERETO. Base Rent for any period during the Lease Term which is for less than one (1) month shall be prorated based on a thirty (30) day month. For the purposes of determining the applicable rent under EXHIBIT "C", "LEASE YEAR" shall mean each successive twelve (12) month period during the Lease Term, commencing on the Commencement Date.

        4.2 RENT FOR EXTENDED TERM. Base Rent for the Extended Term shall be an amount equal to the fair market rental value of the Premises in relation to market condi-tions at the time of the extension; provided, however, in no event shall the Base Rent for the Extended Term be less than the Base Rent applicable during the tenth (10th) lease year of the Lease Term, nor shall the annual increases of such Base Rent be less then applicable market rates. The fair market rental value of the Premises shall be determined by and as follows:

               4.2.1 MUTUAL AGREEMENT. After timely receipt by Landlord of Tenant's notice of exercise of the Option, Landlord and Tenant shall have a period of thirty (30) days in which to agree on Base Rent for the Extended Term. If Landlord and Tenant agree on Base Rent during that period, they shall immediately execute an amendment to this Lease stating Base Rent for the Extended Term. If Landlord and Tenant are unable to so agree on Base Rent, then Base Rent for the Extended Term shall be calculated by utilizing the fair market rental value of the Premises determined as provided in Section 4.2.2 below.

               4.2.2 APPRAISAL. Within ten (10) days after the expiration of the thirty (30) day period described in Section 4.2.1 above, each party, at its cost and by giving notice to the other party, shall appoint M.A.I. real estate appraiser, with at least five (5) years full-time commercial appraisal experience in Alameda County, to appraise and set the fair market rental value of the Premises. If a party does not appoint an appraiser within five (5) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set the fair market rental value of the Premises. The cost of such sole appraiser shall be borne equally by the parties. The two appraisers appointed by the parties shall meet promptly and attempt to set the fair market rental value of the Premises. If they are unable to agree within twenty (20) days after the last appraiser has been appointed, then the two appraisers shall attempt to select a third appraiser meeting the qualifications stated in this Section 4.2.2 within ten
                      (10) days after the last day the two appraisers are given to set the fair market rental value of the Premises If they are unable to agree on the third appraiser, either of the parties to this Lease, by giving ten (10) days notice to the other party, may apply to the presiding judge of the Superior Court of Alameda County for the selection of a third appraiser who meets the qualifications stated above. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser's fee. The third appraiser, however selected, shall be instructed to select which of the two appraisals submitted by the parties' respective appraisers more closely represents the fair market rental value for the Premises, which selection shall be the fair market rental value of the Premises. In establishing the fair market rental value, the appraiser or appraisers shall consider (on a triple net basis) the reasonable market rental value for the Premises (which shall include considerations of (a) rental rates for com-parable space with comparable tenant improvements (provided that in no event shall the determination of the fair market rental value of the Premises include rent applicable to any portion of the Tenant Improvements in excess of the Improvement Allowance or of any other improvements paid for directly by Tenant), (b) cost of living increases or other rental adjustments (c) the relative strength of the tenants, and (d) the size of the space without regard to the existence of this Lease.

        4.3 ADDITIONAL RENT. In addition to Base Rent, Tenant shall pay, as "ADDITIONAL RENT," Tenant's Percentage Share of Operating Expenses and Taxes, utility costs as referred to in Section 7 below, late charges and interest as provided for in this Lease, and all other items to be paid hereunder to Landlord. The term "RENT(S)" whenever used herein refers to Base Rent and Additional Rent.

        4.4 RENT DEPOSIT. Upon execution of this Lease, Tenant shall pay to Landlord the sum of SIXTY THREE THOUSAND EIGHT HUNDRED DOLLARS AND TWENTY-FOUR CENTS ($63,800.24) as a prepayment towards the first SIXTY THREE THOUSAND EIGHT HUNDRED DOLLARS AND TWENTY-FOUR CENTS ($63,800.24) of Base Rent which becomes due starting on the Commencement Date.

5. SECURITY DEPOSIT. Upon execution of this Lease, Tenant shall deposit with Landlord EIGHT HUNDRED NINETY THOUSAND EIGHT HUNDRED SEVEN DOLLARS AND SIXTY-THREE CENTS ($890,807.63) as a security deposit for the performance by Tenant of the provisions of this Lease. The security deposit shall consist of (a) cash in the amount of NINETY THOUSAND EIGHT HUNDRED SEVEN DOLLARS AND SIXTY-THREE CENTS ($90,807.63) (the, "CASH DEPOSIT") and (b) a Letter of Credit (the, "LETTER OF CREDIT") in the amount of EIGHT HUNDRED THOUSAND DOLLARS ($800,000.00) which meets the requirements set forth below. Tenant may elect to deposit the Letter of Credit with Landlord within fifteen (15) days following Tenant's execution of this Lease, provided that in no event shall the Letter of Credit be deposited with Landlord later than 5:00 p.m. on September 17, 1999. Tenant's failure to deliver the security deposit, or any component thereof, as and when required in this Section 5 shall be a material default by Tenant under this Lease. Upon such default, Landlord, in addition to its other rights and remedies, may instruct the Building Contractor to cease construction of the Tenant Improvements until the default is cured. In addition, any cessation of work shall be automatically regarded as a Tenant Delay without the necessity of any notice on the part of Landlord. If Tenant is in default, Landlord can use the security deposit, or any portion of it, to cure the default or to compensate Landlord for all damages sustained by Landlord resulting from Tenant's default. Tenant shall pay immediately on demand to Landlord a sum equal to the portion of the security deposit expended or applied by Landlord as provided in this Section so as to maintain the security deposit in the sum initially deposited with Landlord. In this regard, in the event Landlord draws only a portion of the Letter of Credit (as described in 5. e. below), then Tenant shall immediately provide to Landlord a replacement Letter of Credit in the amount of EIGHT HUNDRED THOUSAND DOLLARS ($800,000.00) which meets the requirements set forth below. As soon as practicable after the expiration or termination of this Lease, Landlord shall return the security deposit to Tenant, less such amounts as are reasonably necessary to remedy Tenant's defaults in payment of Rent, to repair damages to the Premises caused by Tenant or to clean the Premises upon such termination, reasonable and normal wear and tear excepted. In the event of the sale of the Building, the security deposit will be transferred to the purchaser and Landlord will be relieved of any liability with reference to such security deposit upon such transfer. Landlord shall not be required to keep the security deposit separate from its other funds, and Tenant shall not be entitled to interest on such deposit. Notwithstanding the foregoing, interest shall accrue on the unused balance of the Cash Deposit at an annual rate of two percent (2%) from the date the Cash Deposit is placed with Landlord through the date that the Cash Deposit, or any remaining portion thereof, is returned to Tenant following the expiration or termination of this Lease. Accrued interest on the unused portion of the Cash Deposit shall only be payable to Tenant upon the expiration or termination of this Lease; provided, however, no interest shall be payable to Tenant if this Lease has been terminated by Landlord following an event of default on the part of Tenant.

        The Letter of Credit shall comply with the following:

        a. The Letter of Credit shall be issued by a financial institution with a rating of "Aa" or better by Moody's Investor Service and "AA" or better by Standard & Poors Corporation and otherwise reasonably approved by Landlord and any lender which has provided, or will be providing, financing for the Building (a "BUILDING LENDER"), which issuer shall have offices from which the Letter of Credit may be drawn in either Alameda County or Santa Clara County, California;

        b. The Letter of Credit shall be for the direct account and benefit of Landlord and, if requested by Landlord, the Building Lender, and in the form of a clean, irrevocable, non-documentary and unconditional letter of credit and otherwise in form reasonably approved by Landlord and the Building Lender

        c. The Letter of Credit shall be fully transferable and/or assignable by Landlord and/or the Building Lender to successor owners of the Building, the Building Lender, or any other party without the payment of fees or charges;

        d. The Letter of Credit shall, on its face, be for an initial term of one year with an automatic extension for consecutive periods of one year each, unless the issuer thereof sends notice (the "NON-RENEWAL NOTICE") to Landlord by certified mail not less than thirty (30) days prior to the then expiration date of the Letter of Credit;

        e. The Letter of Credit shall, on its face, state that Landlord shall have the right to draw thereunder upon presentation of a written statement certifying that there has occurred an event of default under this Lease. Upon an event of default, Landlord shall only be entitled to draw a portion of the Letter of Credit which is equal to the damages which Landlord reasonably determines Landlord has incurred or will incur in connection therewith (which damages may include all damages to which Landlord may be entitled pursuant to Section 20 below). Prior to making a draw upon the Letter of Credit by reason of a default by Tenant, Landlord shall have provided to Tenant written notice of the subject default.

        f. The Letter of Credit shall, on its face, also state that Landlord shall have the right to draw the full amount thereof upon written request given within thirty (30) days following Landlord's receipt of a Non-Renewal Notice.

        g. The Letter of Credit shall also contain such other provisions as may be requested by the Building Lender.

        The Letter of Credit may be terminated by Tenant, upon the earlier of the following:

        A. Tenant has, following the Commencement Date, six (6) consecutive financial quarters of net profits from its operations and provides to Landlord audited financial statements for two (2) full fiscal years following the Commencement Date showing net profit from operations; or,

        B. Tenant has completed a public offering of its stock which nets to Tenant not less than Eighty Million Dollars ($80,000,000.00).

6.      OPERATING EXPENSES AND TAXES.

        6.1 PAYMENT BY TENANT. Pursuant to this Section 6, Tenant shall pay to Landlord Tenant's Percentage Share of Operating Expenses and Taxes.

               a. OPERATING EXPENSES. Landlord shall determine or estimate the amount of Tenant's Percentage Share of Operating Expenses for the calendar year in which the Occupancy Date occurs. Beginning on the Commencement Date, one-twelfth (1/12) of the amount estimated by Landlord to be Tenant's Percentage Share of Operating Expenses shall be due and payable by Tenant to Landlord, as Additional Rent, on the first day of each calendar month remaining in the calendar year. Thereafter, Landlord may estimate such increases to Tenant's Percentage Share of Operating Expenses as of the beginning of each calendar year and may require Tenant to pay one-twelfth (1/12) of such estimated amount as Additional Rent hereunder as of the first day of each calendar month.

                      In the event that during the course of any calendar year Operating Expenses have increased by more than five percent (5%) over the amount of Operating Expenses estimated by Landlord at the commencement of that calendar year, Landlord may recalculate the amount of the monthly estimated payments to be paid by Tenant in order to take into account any such increases and, following notice from Landlord of any such increase, Tenant shall pay the full amount of the recalculated payments on a monthly basis for the remainder of the subject calendar year. In making the aforesaid recalculation, Landlord may include amounts necessary to reimburse Landlord for any increased Operating Expenses applicable to that portion of the subject calendar year which was prior to the date of Landlord's notice.

                      Not later than ninety (90) days following any calendar year (including the year following the year in which this Lease terminates), Landlord shall furnish Tenant with a true and correct accounting of the actual Operating Expenses incurred by Landlord in the preceding calendar year, and within thirty (30) days of Landlord's delivery of such accounting, Tenant shall pay to Landlord the amount of any underpayment by Tenant of Tenant's Percentage Share of Operating Expenses. Notwithstanding the foregoing, failure by Landlord to give such accounting shall not constitute a waiver by Landlord of its right to collect Tenant's Percentage Share of Operating Expenses or any under-payment by Tenant thereof. Landlord shall credit the amount of any overpayment by Tenant toward the next estimated installment(s) of Tenant's Percentage Share of Operating Expenses or, where the term of the Lease has expired or been terminated (other than due to a default by Tenant), shall refund the amount of overpayment to Tenant within thirty (30) days without obligation upon Tenant to demand such refund from Landlord.

               b. TAXES. Tenant shall pay to Tenant's Percentage Share of Taxes within ten (10) days following the written demand by Landlord therefor, which demand shall be accompanied by a copy of the tax bill reflecting the Taxes for which Landlord is seeking payment and shall be made by Landlord no earlier than thirty (30) days prior to the due date of such Taxes. If any Taxes cover any period of time either prior to the Occupancy Date or after the expiration of the Lease Term, Tenant's Percentage Share of Taxes shall be prorated to cover only the period of time following the Commencement Date or prior to the expiration of the Lease Term, as applicable.

               Within twelve (12) months following the end of any calendar year, Tenant shall have the right, at it sole cost and expense, to review Landlord's books and records with respect to the Operating Expenses and Taxes for such calendar year. If upon such review it is determined that there were any errors in the calculation of Operating Expenses or Taxes, then, within thirty (30) days after such determination, Landlord shall credit any overpayment by Tenant to Base Rent thereafter becoming due or Tenant shall pay to Landlord any underpayment, as the case may be. In the event that a review by Tenant determines that Tenant has overpaid by more than three percent (3%), then Landlord shall reimburse Tenant for the reasonable out-of-pocket costs incurred by Tenant in connection with such review.

        6.2 DEFINITIONS. "TENANT'S PERCENTAGE SHARE" shall be (a) one hundred percent (100%) which respect to all Operating Expenses and Taxes which are directly attributable to Building, including, without limitation, all Common Area Expenses (as defined in the Declaration) which are allocable to the Building's Exclusive Common Area, and (b) twenty-nine and five tenths percent (29.5%) as to Common Area Expenses which are attributable to the Non-Exclusive Common Areas (as defined in the Declaration).

               "OPERATING EXPENSES" are defined as all reasonable costs and expenses paid or incurred by Landlord in connection with the ownership, maintenance, repair, management, and operation of the Premises, the Building, and the Common Areas, which reasonable costs and expenses shall include, without limit, the following:

               i. Landlord's reasonable costs and expenses in carrying out repairs and maintenance pursuant to Section 11.2(b) and
                      (c) below, the Building's percentage share of all Common Area Expenses and other expenses benefiting the Project in general and all of the Exclusive Common Area Expenses allocable to the Building;

               ii. Landlord's cost of fire, extended coverage (including rental loss insurance) and other insurance for the Building and the Land;

               iii. Landlord's reasonable cost of the fire sprinkler monitoring system;

               iv. a annual management fee equal to three percent (3%) of the gross revenues from the Building; and,

               v. the amortized portion of any capital expenditures incurred by Landlord with respect to the Building, to the extent such capital expenditures are intended to reduce or replace other items of Operating Expenses.

                      "Amortized portion" of any capital expenditure to be paid by Tenant shall mean Tenant's Percentage Share of the following: the amount of the expenditure amortized (on a monthly basis) over the useful life of the item to which the expenditure is applicable. Tenant's Percentage Share of such amortized amount shall be payable in each month after such expenditure is incurred until the earlier of
                      (i) the expiration of the Lease Term, or (ii) the end of the useful life of the item to which the expenditure is applicable

               "TAXES" are defined as all real property taxes applicable to the Land, the Building, and the Premises. The term "real property taxes" shall include any form of assessment (general, special, supplemental, ordinary or extraordinary), commercial rental tax, improvement bond or bonds, license fee, license tax, rental tax, levy, penalty imposed by any authority having the direct or indirect power of tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement district thereof, as against any legal or equitable interest of Landlord in the Land, the Building, and/or the Premises, as against Landlord's right to rent or to other income therefrom, or as against Landlord's business of leasing the Premises or the occupancy of Tenant, or any other tax, fee, or excise, however described, including any value added tax, or any tax imposed in substitution, partially or totally, of any tax previously included within the definition of real property taxes, or any additional tax, the nature of which was previously included within the definition of real property tax. The term "real property taxes" shall not include any income or franchise taxes imposed on Landlord. If, for any reason, the Taxes for the Land, Building, and Premises are not separately assessed from the Project as a whole, then Taxes shall be allocated to the Land, Building, and Premises based upon the percentage in which Common Area Expenses are allocated to the Building pursuant to the Declaration.

7. UTILITIES. Tenant shall be solely responsible for paying the cost of all water, gas, heat, electricity, telephone, garbage and other utilities directly used on the Premises. Tenant shall pay directly to the utility provider the cost of all such utilities. Tenant, as part of Tenant's Percentage Share of Operating Expenses, will pay for a portion of the utilities servicing the Non-Exclusive Common Area and for all of the utilities servicing the Building's Exclusive Common Area.

8. LATE CHARGES. Tenant acknowledges that late payment by Tenant to Landlord of Base Rent. Tenant's Percentage Share of Operating Expenses and Taxes or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any encumbrances or notes secured by any encumbrance covering the Premises. Therefore, if any installment of Base Rent or other sum due from Tenant is not received by Landlord when due, then, within ten (10) days following the date said Base Rent or other sum is due, Tenant shall pay to Landlord, without additional invoice or demand, an additional sum equal to six percent (6%) of such overdue amount as a late charge; provided, however, if payments of Base Rent have been made to Landlord in a timely manner pursuant to automatic wire transfer then the late charge herein shall be an additional sum equal to five percent (5%) of the overdue amount. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The accrual and/or acceptance of any late charge shall not constitute a waiver of Tenant's default with respect to the overdue amount, nor prevent Landlord from exercising any of Landlord's other rights and remedies.

9.      USE OF PREMISES; COMPLIANCE WITH LAWS.

        9.1 GENERAL. The Premises are to be used for office, research and development, and light manufacturing for group B occupancy (collectively, "TENANT'S OPERATIONS"). Any other use of the Premises shall only be made upon the prior written consent of Landlord, which consent shall not be unreasonably withheld if any proposed change in use would be allowed under applicable land use ordinances. Tenant shall not do anything or permit anything to be done in or about the Premises nor keep or bring anything or permit anything to be kept or brought therein which will in any way increase the existing rate of or affect any policy of fire or other insurance upon the Building or any of its contents, or cause a cancellation of any insurance policy. Tenant shall not use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not damage or deface or otherwise commit or suffer to be committed any waste in or upon the Premises. Tenant shall honor the terms of all recorded covenants, conditions and restrictions relating to the Land. Tenant shall honor the terms of any reasonable rules and regulations established by Landlord during the Lease Term which relate to the Premises and/or the Building.

               In connection with Tenant's use of the Premises, Tenant shall, at its sole cost and expense, do the following:

               a. Apply for, obtain and maintain throughout the Lease Term any and all permits, licenses and other governmental approvals which are required in connection with Tenant's Operations;

               b. Comply with any and all laws, rules, regulations or ordinances (collectively, "Law") of any governmental authority which govern Tenant's Operations;

               c. Adopt such measures as are, from time to time, necessary or required in order to prevent injury, or damage to persons or properties, in or around the Premises as a result of any activities related to Tenant's Operations;

               d. Subject to Article 10 below, carry out any and all alterations and improvements to the Premises which may be necessary in order to comply with the Laws, to the extent such compliance is (1) required for Tenant's specific use or occupancy of the Building, (2) imposed in connection with any alterations or improvements being made by, or on behalf of Tenant, or (3) imposed in connection with any governmental permit, approval, or authorization applied for by Tenant; and,

               e. Comply with all of the terms and provisions of the Declaration, as the same may be amended from time to time during the Lease Term.

        9.2    HAZARDOUS MATERIALS.

               9.2.1 PROHIBITION. Tenant and Tenant's agents, contractors, subcontractors, and employees shall not use, store, release or dispose of (collectively "Release(s)"), or allow a Release of, any Hazardous Materials (defined below) in or about the Premises, except that Tenant may, subject to the terms of this Lease, use and store in the Premises any Permitted Materials (defined below). Tenant shall, at its sole cost and expense, comply with any and all laws, rules, regulations or ordinances of any governmental authority which govern the use, handling or storage of any Hazardous Materials which are placed in or about the Premises in connection with Tenant's operations or otherwise relating to any activity undertaken by, or on behalf of, Tenant. All provisions of this Lease relating to Tenant's obligations with respect to Hazardous Materials, including, without limitation, the obligations set forth in this Section 9.2, in Section 11.1 (regarding maintenance of the Premises) and Section 13 (regarding Tenant's indemnity of Landlord with respect to Hazardous Materials), shall survive the termination or earlier expiration of this Lease.

               9.2.3 DEFINITIONS. As used in this Lease, the term "Hazardous Materials" includes, without limitation, any material or substance which is (i) defined as a "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20. Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a "hazardous substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a "hazardous material," "hazardous substance," or "hazardous waste" under Section 25501 of the California Health and Safety Code, Divi-sion 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a "hazardous substance" under Section 25281 of the California Health and Safety Code, Division 20, Chapter
                      6.7 (Underground Storage of Hazardous Substances), (v) petroleum and any petroleum by-products, (vi) asbestos,
                      (vii) urea formaldehyde foam insulation, (viii) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20,
                      (ix) designated as a "hazardous substance" pursuant to
                      Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (x) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (xi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C.
                      Section 9601), or (ix) determined to be, or defined as, under any federal, state or local governmental authority as hazardous, toxic, or dangerous to persons, animals or the environment.

                      As used in this Lease, the term "Permitted Materials" shall mean and refer to those Hazardous Substances which are (a) customarily used by Tenant in the conduct of Tenant's Operations, (b) designated by Tenant to Landlord in writing prior to use, and (c) approved, in advance of its use, by Landlord. As to any Hazardous Materials which are "Permitted Materials," Tenant shall comply with any reasonable requirements imposed by Landlord to confirm that Tenant's use of such materials are, or will be, in compliance with all applicable rules, laws and regulations, and will not otherwise not pose a threat of contamination or unlawful release in or about the Premises.

        9.3 SIGNAGE. Tenant shall be entitled to place its name and logo ("TENANT'S SIGNS") on the monument sign for the Project and on the exterior of the Building, subject to the following:

               a. The design of Tenant's Sign shall be subject to Landlord's prior reasonable approval and shall comply with any sign restrictions set forth in the Declaration;

               b. Tenant's Signs shall comply with all appropriate sign ordinances of the City of Fremont;

               c. The size, color, materials, and location of Tenant's Sign shall be subject to the Project and Building sign allocation limitations adopted by Landlord and/or the Association (as defined in the Declaration); and,

               d. All costs and expenses in connection with Tenant's Sign shall be borne by Tenant.

        9.4 REASONABLENESS OF RESTRICTIONS. Landlord and Tenant hereby acknowledge and agree that the use restrictions set forth in this
               Section 9 shall be deemed reasonable in all respects and under all circumstances.

10. ALTERATIONS; CONDITION ON TERMINATION. Tenant shall not install any signs, fixtures or improvements ("ALTERATIONS") to the Premises, the cost of which is Ten Thousand Dollars ($10,000) or more, without the prior written consent of Landlord. At such time as Landlord is granting its consent to any proposed Alterations, Landlord shall indicate whether such Alterations will be required to be removed upon a termination of this Lease. Tenant shall obtain all governmental permits, licenses and other consents, and shall comply with all governmental rules, laws, regulations and requirements, which are applicable to any Alterations and/or additions constructed on the Premises by Tenant, all at Tenant's sole cost and expense. Any Alteration shall be carried-out by licensed and experienced contractors reasonably approved in advance of any work by Landlord. Tenant shall keep the Premises, the Building and the Land free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. During the Lease Term, all Alterations placed or constructed on the Premises by Tenant shall be deemed the property of Landlord. During the Lease Term, Tenant may remove any such Alterations (but not the original Tenant Improvements) without the prior consent of Landlord, provided that Tenant shall pay all costs and expenses relating to damage caused by such removal. Upon the termination of this Lease, Tenant shall cause all its equipment and trade fixtures to be removed from the Premises and shall repair any damage to the Premises resulting therefrom at its sole cost and expense. With respect to any Alterations (including any Alterations not requiring the prior written consent of Landlord) not removed by Tenant prior to the termination of this Lease and provided that Landlord has not indicated otherwise, Landlord expressly reserves the right to require Tenant to remove any or all of such Alterations upon the termination of this Lease, and Tenant shall promptly remove any Alterations that Landlord so requires to be removed and repair any damage to the Premises resulting from such removal, all at Tenant's sole cost and expense. All Alterations not required, pursuant to this Section 10, to be removed shall become the property of Landlord upon the termination of this Lease.

        Upon termination of this Lease, Tenant shall (a) repair any damage caused by the installation or removal of any Alterations placed or constructed on the Premises by Tenant, (b) assure that the Premises, the Building and/or the Land are free and clear of all Hazardous Materials used or stored by Tenant, or Tenant's agents, employees, contractors, subcontractors, licensees, customers or invitees, during the Lease Term, and (c) assure that the Premises are in good condition and in good working order (except as to any casualty damage and where, pursuant thereto, this Lease has been terminated pursuant to Section 27 below), reasonable and normal wear and tear excepted.

11.     REPAIRS AND MAINTENANCE.

        11.1 TENANT'S OBLIGATIONS. Tenant shall, at Tenant's sole cost and expense, do the following:

               a. maintain the interior portions of the Premises in good, clean and safe condition and repair;

               b. maintain all phone, network, and other communications cabling on, about or within the Premises;

               c. maintain those exterior portions of the Premises which are not otherwise the responsibility of Landlord as set forth in Section 11.2 below in good, clean and safe condition and repair;

               d. repair any damage to the Premises, the Building or Common Areas caused by any act or omission of Tenant or its employees, agents, invitees, licensees or contractors; and

               e. conduct all maintenance, clean-ups and repair required in connection with Tenant's or Tenant's agents, employees, contractors, subcontractors, licensees, customers or invitees use and/or storage of Hazardous Materials on or about the Premises, the Building and/or the Land.

               Tenant shall have no right to install any device on the roof of the Premises or the Building without the express prior written consent of Landlord. Tenant shall not make any penetrations of the roof of the Premises or the Building without the express prior written consent of Landlord.

        11.2   LANDLORD'S OBLIGATIONS. Landlord shall do the following:

               a. repair and maintain the structural portions of the Building and the Premises (including, without limit, the roof structure);

               b. repair and maintain all heating and HVAC systems servicing the Premises and the Building.

        All costs advanced by Landlord in connection with the performance of Landlord's obligations in this Section 11.2 shall be subject to repayment by Tenant to Landlord as part of Tenant's Percentage Share of Operating Expenses, except those costs advanced by Landlord in connection with the work described in 11.2(a) to the extent such work is not required by reason of any act or omission on the part of Tenant, its employees, agents, contractor, customers, suppliers, and/or invitees. Tenant acknowledges that the repair and maintenance of the Common Area will be carried out by the Association and that Landlord shall have no obligation or responsibility under this Lease to carry out any such repairs or maintenance.

12.     INSURANCE.

        12.1 TENANT'S INSURANCE. Tenant shall at all times during the Lease Term, and at its sole cost and expense, maintain general commercial liability insurance (together with a broad form comprehensive general liability endorsement) against liability for bodily injury and property damage. The aforesaid liability insurance shall also contain an endorsement naming Landlord, and Landlord's members., as "additional insureds," which endorsement shall cover the aforesaid additional insureds for all acts and omissions of said parties in or about the Premises. The aforesaid insurance shall be in an amount of not less than Two Million Dollars ($2,000,000) per occurrence and not less than Five Million Dollars ($5,000,000) in the aggregate. In no event shall the limits of said policy be considered as limiting the liability of Tenant under this Lease.

               Tenant shall also at all times maintain standard "all risk" casualty insurance upon all of Tenant's equipment, furnishings and fixtures.

               The aforesaid insurance shall be with companies licensed to do business with the Insurance Commissioner of the State of California. A certificate of such insurance shall be delivered to Landlord prior to the Occupancy Date and, thereafter, on each anniversary date of the Commencement Date. The certificate for Tenant's liability insurance shall certify that the policy names Landlord and the other aforesaid persons and entities as "additional insureds" and that the policy shall not be canceled or altered without thirty (30) days prior written notice to Landlord.

        12.2 LANDLORD'S INSURANCE. During the Lease Term, Landlord shall maintain standard "all risk" casualty insurance on the Building and the Premises (including the original Tenant Improvements), which coverage shall be in an amount not less than the full replacement cost of the Building, exclusive of architectural and engineering fees, excavations, footings, and foundations, and the General Tenant Improvements, and the original Tenant Improvements.

        12.3 WAIVER OF SUBROGATION. Notwithstanding any other provision of this Lease, Landlord and Tenant each hereby waive any right of recovery against the other and the authorized representatives of the other for any loss or damage that is of the type required to be covered by any policy of insurance required under Section 12.1 or 12.2 above. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy. If any insurance policy cannot be obtained with a waiver of subro-gation, or is obtainable only by the payment of an additional premium charge above that charged by insurance companies issuing policies without waivers of subrogation, the party undertaking to obtain the insurance shall notify the other party of this fact. The other party shall have a period of thirty (30) days after receiving such notice either to replace the insurance with a company that is reasonably satisfactory to the other party and that will carry the insurance with a waiver of subrogation, or to agree to pay the additional premium if such policy is obtainable at additional cost. If the insurance cannot be obtained or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium charge, the other party is relieved of the obligation to obtain a waiver of subrogation rights with respect to the particular insurance involved.

13. LIMITATION OF LIABILITY AND INDEMNITY. Tenant agrees to save, defend and hold Landlord harmless and indemnify Landlord, and Landlord's partners, employees, agents, and contractors, against all liabilities, charges and expenses (including reasonable attorneys' fees, costs of court and expenses necessary in the prosecution or defense of any litigation) by reason of injury to person or property, from whatever cause, while in or on the Premises, or in any way connected with the Premises, with the improvements or with the personal property therein, including any liability for injury to person or property of Tenant, its agents or employees or third party persons; provided, however, Landlord shall be liable only for property damage and bodily injury resulting from the negligent acts or omissions of Landlord, or any of its partners, employees, agents or contractors.

        Tenant's obligations under this Section 13 shall include the obligation to indemnify, hold harmless, and defend Landlord, and its partners, agents and employees, from and against any and all claims, losses, liabilities, costs and expenses arising out of or in connection with (a) any injury or damage resulting from Tenant's use of the Premises in connection with Tenant's Operations, and (b) any Release of any Hazardous Materials in or about the Premises, the Building and/or the Land, to the extent the Release is caused or permitted by Tenant, or any of its agents, employees, contractors, subcontractors and/or invitees. Tenant's indemnity obligations under this Section 13 shall survive termination of this Lease.

        Landlord, and Landlord's partners, employees, agents, and contractors, shall not be liable to Tenant for any damage to Tenant or Tenant's property, nor for any injury to or loss of Tenant's business nor for any damage or injury to any person from any cause; provided, however, Landlord shall be liable for, and shall indemnify, defend and hold Tenant harmless from and against any claims arising in connection with, property damage and bodily injury resulting from the willful misconduct or negligent acts or omissions of Landlord, or any of its partners, employees, agents, or contractors, but only to the extent any such property damage and bodily injury is not covered by either the insurance required to be maintained by Tenant under this Lease or by any other insurance actually maintained by Tenant.

14.     ASSIGNMENT AND SUBLETTING.

        14.1 IN GENERAL. Tenant shall not, either voluntarily or by operation of law, assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Landlord shall be reasonable in withholding its consent to any proposed assignment if the net worth of the proposed assignee is not equal to or greater than the net worth of Tenant as of the date of execution of this Lease or the date of the proposed assignment, whichever is higher. Tenant shall give Landlord at least fifteen (15) days written notice of its desire to assign or sublet all or some of the Premises. Any such assignment, sublease or the like which is approved by Landlord must be pursuant to a written agreement in a form acceptable to Landlord. Each permitted assignee, transferee, or Sublessee shall assume and be deemed to have assumed this Lease (or the appropriate part hereof) and shall be and remain jointly and severally liable with Tenant for the payment of Rents and for the due performance of and compliance with all the terms, covenants, conditions and agreements to be performed or complied with by Tenant herein (including, but not limited to, the provisions of this Section
               14). Notwithstanding the foregoing, if Landlord consents to a full assignment of this Lease by the original Tenant hereunder during the initial ten (10) year term hereof, then the original Tenant hereunder shall be released from any obligations under this Lease if the transferee elects to exercise the Option pursuant to Section 3.2 above; provided, however, if, in evaluating the proposed assignment, Landlord determines that the proposed transferee's projected financial condition during the Extended Term is not satisfactory, then Tenant shall elect to either (a) assign to the proposed transferee only Tenant's rights through the remaining initial ten (10) year Lease Term (in which event the transferee shall have no right to exercise the Option), or (b) remain liable for any and all obligations arising under this Lease during the Extended Term to the extent the transferee exercises the Option. Upon any release of the original Tenant, as provided above, such original Tenant shall have no right to retain any portion of Excess Rents (as provided in Section 14.4 below) or any other rents or other charges which are paid or payable by any assignee or other party during the Extended Term.

        14.2 TRANSFERS OF INTERESTS IN TENANT. Any merger or reorganization of the entity which comprises Tenant, any sale, or transfer of substantially all of the assets of Tenant, or any sale or other transfer of a majority of the interests in Tenant shall not be deemed an assignment of this Lease requiring the prior written consent of Landlord pursuant to Section 14.1 above.

        14.3 RIGHT TO TERMINATE. If Tenant notifies Landlord of its desire to assign this Lease or any interest herein, to sublet all or any part of the Premises for more than seventy-five percent (75%) of the remainder of the Lease Term, or to sublet more than seventy-five percent (75%) of the Premises for any period, Landlord may elect to treat Tenant's notice as an offer to terminate this Lease or Tenant's interest in the portion of the Premises specified and, thereupon, Landlord shall have the right to terminate the Lease (a) entirely, in the event of a proposed assignment or a sublease of the entire Premises for the remainder of the Lease Term, (b) as to the portion of the Premises which is the subject of a proposed sublease for more than seventy-five percent (75%) of the remainder of the Lease Term, or (c) as to the portion of the Premises which is the subject of a proposed sublease of more than seventy-five percent (75%) of the Premises for any period, as specified in Tenant's notice. For purposes of this Section 14.3,
               (i) the term of a proposed sublease shall include all options to extend or renew, and (ii) a proposed sublease shall be deemed to be for the remainder of the Lease Term if the term of the proposed sublease will expire within one (1) year of the end of the Lease Term. If Tenant's notice specifies all of the Premises and Landlord elects to terminate, this Lease shall terminate on the date stated in the notice given by Tenant pursuant to Section
               14.1 above, subject to any obligations which have accrued and are unfulfilled as of such date. If Tenant's notice specifies less than all of the Premises and Landlord elects to terminate, this Lease shall terminate on the date stated with respect to that portion of the Premises, and Base Rent and Tenant's Percentage Share shall be adjusted, based upon the area retained by Tenant after the termination, compared to the total area of the entire Premises excluding any areas of the Premises designated in the proposed sublease for ingress and egress and common areas. The Lease as so amended shall continue thereafter in full force and effect. Landlord and Tenant shall execute an amendment to this Lease specifying the new Premises, the adjusted Base Rent and Tenant's adjusted Percentage Share; provided, however, that failure by either party to execute such an amendment shall not affect the validity of this Lease.

        14.4   EXCESS RENTS. Except as provided in the last sentence of Section
               14.1 above, any Excess Rents (defined below) payable pursuant to any assignment or subletting shall be paid to Landlord and Tenant on a fifty-fifty (50-50) basis. Landlord shall have the right to impose terms and conditions on its consent to any assignment or subletting to assure the accounting and payment of Landlord's share of Excess Rents. "Excess Rents" shall mean any and all rents, payments, charges and other considerations to be received by Tenant upon an assignment or subletting of all or any portion of the Premises which are in excess of the Rents payable by Tenant to Landlord under this Lease after the recovery by Tenant of reasonable and customary amounts for brokerage commissions, legal expenses, and tenant improvement costs, to the extent such items have been actually incurred by Tenant in connection with the subject assignment or sublease.

15. AD VALOREM TAXES. Tenant shall pay before delinquent all taxes assessed against the personal property of Tenant and all taxes attributable to any leasehold improvements installed by Tenant.

16.     LENDER REQUIREMENTS.

        16.1 SUBORDINATION. This Lease is subordinate to any and all mortgages and/or deeds of trust ("Encumbrances") now of record against the Land and/or the Building. Tenant shall, upon the request of Landlord, execute any instrument reasonably necessary or desirable to (a) acknowledge the subordination of this Lease to any existing mortgages or deeds of trust, or (b) subordinate this Lease and all of Tenant's rights hereunder to any and all Encumbrances hereafter recorded against the Land and/or the Building; provided, however, Tenant may require as a condition to any subordination in (b) above that the holder of any future Encumbrance agree to not disturb Tenant's possession of the Premises in the event such holder acquires the Premises pursuant to foreclosure or otherwise.

        16.2 ATTORNMENT. In the event any proceedings are brought for foreclosure or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall, at the option of such purchaser, attorn to the purchaser upon any such foreclosure or sale and shall recognize such purchaser as the Landlord under this Lease, provided such purchaser agrees in writing to assume all obligations of Landlord under this Lease accruing following such sale or purchase and provides a copy of such agreement to Tenant.

        16.3 APPROVAL BY LENDER. Tenant acknowledges that any future holder of an Encumbrance may retain the right to approve the terms and provisions of this Lease. Tenant agrees that, in the event such holder shall require any modification of this Lease in order to protect its security interest in the Premises; provided, however, no modification of this Lease shall materially increase Tenant's obligations under this Lease or impose requirements upon Tenant which are more burdensome.

17. RIGHT OF ENTRY. Tenant grants Landlord or its agents the right to enter the Premises at all reasonable times during normal business hours for purposes of inspection, exhibition, repair or alteration; provided, however, Landlord shall give Tenant at least one (1) business day prior notice (except in the event of emergency) of Landlord's intent to enter the Premises. Landlord shall have the right to use any and all means Landlord deems necessary to enter the Premises in an emergency. Landlord shall also have the right (a) to place "for rent" signs of a reasonable size on the outside of the Premises at a reasonable location during the last six (6) months of the Lease Term and (b) to place "for sale" signs of a reasonable size on the outside of the Premises at a reasonable location at any time. Tenant hereby waives any claim for damages or for any injury or inconvenience to or interference with Tenant's business, or any other loss occasioned thereby; provided, however, Landlord shall be liable for property damage and bodily injury resulting from the negligent acts or omissions of Landlord or Landlord's authorized representatives (except where Landlord is released from liability for negligence in Section 12.3 above).

18. ESTOPPEL CERTIFICATE. Tenant shall execute and deliver to Landlord, upon not less than five (5)) days prior written notice, a statement in writing certifying (a) that this Lease is unmodified and is in full force and effect (or, if modified, stating the nature of such modification), (b) the date to which Rent and other charges are paid in advance, if any, (c) that there are not, to such party's knowledge, any uncured defaults on the part of the other party or specifying such defaults as they are claimed, and (d) such other information (including, without limitation, current financial information of Tenant) as a prospective purchaser, lender or encumbrancer of the Premises may reasonably require. Any such statement may be conclusively relied upon by any prospective purchaser, encumbrancer, assignee or subletter of the Premises, as applicable. A failure by Tenant to provide the statement and information required within the time and manner provided herein shall be a material default on the part of Tenant. Landlord shall execute and deliver to Tenant, upon not less than five (5)) days prior written notice, a statement in writing certifying (a) that this Lease is unmodified and is in full force and effect (or, if modified, stating the nature of such modification), (b) the date to which Rent and other charges are paid in advance, if any, and (c) that there are not, to such party's knowledge, any uncured defaults on the part of the other party or specifying such defaults as they are claimed.

19. TENANT'S DEFAULT. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:

        a. The failure by Tenant to make any payment of Rent or any other payment required hereunder within five (5) days from the date the same is due and payable;

        b. Tenant abandons the Premises for a continuous period of at least thirty (30) days;

        c. The failure of Tenant to observe, perform or comply with any of the conditions or provisions of this Lease for a period, unless a longer period is otherwise provided herein, of thirty (30) days after written notice, or if such default cannot be cured within that time, then such additional time as may be reasonably necessary if within such thirty (30) days Tenant has commenced and is diligently pursuing such activities as are necessary to cure the default; and

        d. Tenant becomes the subject of any bankruptcy, reorganization or insolvency proceeding, whether voluntary or involuntary, and, in the case of an involuntary bankruptcy proceeding, Tenant fails to cause the same to be dismissed within sixty (60) days following that date of the filing of such bankruptcy.

        Any notice from Landlord to Tenant described in this Section 19 shall, in the sole discretion of Landlord, constitute a three (3) day notice pursuant to California Code of Civil Procedure section 1161 or any successor statute. With respect to any "default" by Tenant referenced in this Lease, the term "default" as used in such context shall mean any of the events described in subsections (a), (b) and/or (c) of this Section 19.

20. REMEDIES FOR TENANT'S DEFAULT. Upon any default by Tenant, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law, to which Landlord may resort cumulatively, or in the alternative:

        20.1 TERMINATION. Upon any default by Tenant, Landlord shall have the right (but not the obligation) to terminate this Lease and Tenant's right to possession of the Premises. If Landlord has given Tenant any written notice pursuant to Section 19 above, then Landlord shall not be required to give Tenant any additional notice terminating this Lease. Upon termination of this Lease, Landlord shall have the right to recover from Tenant:

               a. The worth at the time of award of the unpaid Rents which had been earned at the time of termination;

               b. The worth at the time of award of the amount by which the Rents which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

               c. The worth at the time of award (computed by discounting at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent) of the amount by which the Rents for the balance of the Lease Term after the time of award exceed the amount of such rental loss that Tenant proves could be reasonably avoided; and

               d. Any other amounts necessary to compensate Landlord for all detriment proximately caused by the default by Tenant or which in the ordinary course of events would likely result, including without limitation the following:

                      (i)    Expenses in retaking possession of the Premises;

                      (ii) Expenses for cleaning, repairing or restoring the Premises;

                      (iii) Expenses for removing, transporting, and storing any of Tenant's property left at the Premises (although Landlord shall have no obligation to remove, transport, or store any such property);

                      (iv) Any penalties, additional assessments, or others costs levied against the Building pursuant the Declaration to the extent such items arise as a result of a breach or default by Tenant; and,

                      (v)    Attorneys' fees and court costs.

               The "worth at the time of award" of the amounts referred to in subparagraphs (a) and (b) of this Section 20.1 is computed by allowing interest at an annual rate equal to the greater of: ten percent (10%); or five percent (5%) plus the rate established by the Federal Reserve Bank of San Francisco, as of the twenty-fifth
               (25th) day of the month immediately preceding the default by Tenant, on advances to member banks under Sections 13 and 13(a) of the Federal Reserve Act, as now in effect or hereafter from time to time amended, not to exceed the maximum rate allowable by law.

        20.2 CONTINUANCE OF LEASE. Upon a default by Tenant and unless and until Landlord elects to terminate this Lease pursuant to Section
               20.1 above, this Lease shall continue in effect after the default by Tenant, and Landlord may enforce all rights and remedies under this Lease, including, without limitation, the right to recover payment of Rents as they become due. Neither efforts by Landlord to mitigate damages caused by a default by Tenant nor the acceptance of any Rents shall constitute a waiver by Landlord of any of Landlord's rights or remedies, including the rights and remedies specified in this Section 20. It is intended that the remedy set forth in this Section 20.2 is to provide Landlord the rights set forth in California Civil Code Section 1951.4. The use restrictions set forth in Section 9 above shall apply to Landlord's rights under this Section 20.2 except to the extent Tenant proves under all circumstances that the enforcement of such restrictions would be unreasonable.

        20.3 RELETTING PREMISES. Upon a default by Tenant, Landlord may, at Landlord's election, re-enter the Premises and, without terminating this Lease, and at any time and from time to time, relet the Premises or any part or parts thereof for the account and in the name of Tenant or otherwise. Landlord may, at Landlord's election, eject Tenant or any of Tenant's subtenants, assignees or other person claiming any right in or through this Lease. Tenant shall nevertheless pay to Landlord on the due dates specified in this Lease all sums required to be paid by Tenant under this Lease, plus Landlord's expenses, less the proceeds of any sublease or reletting. Notwithstanding any prior reletting without termination, Landlord may later elect to terminate this Lease because of a default by Tenant.

        20.4 RIGHT TO CURE TENANT'S DEFAULT. In the event Tenant fails to cure a default described under Section 19(b) within a period of thirty
               (30) days after written notice (unless a longer period of time is otherwise provided herein), Landlord may, in addition to all other rights and remedies under this Lease, to which Landlord may resort cumulatively or in the alternative, cure such default and demand reimbursement by Tenant of the cost actually incurred by Landlord in curing such default by Tenant, with interest thereon from the date such cost is incurred by Landlord until payment. All amounts due and payable to Landlord under this Section 20.4 shall constitute Rent under this Lease. The cure by Landlord of any default shall in no way be deemed a waiver or release of Tenant from any obligation under this Lease.

21.     BANKRUPTCY: HOLDOVER.

        21.1   BANKRUPTCY.

               A. In the event Tenant shall become a Debtor under Chapter 7 of the Bankruptcy Code ("Code") or a petition for reorganization or adjustment of debts is filed concerning Tenant under Chapters 11 or 13 of the Code, or a proceeding is filed under Chapter 7 and is transferred to Chapters 11 or 13, the Trustee or Tenant, as Debtor-In-Possession, may not elect to assume this Lease unless, at the time of such assumption, the Trustee or Debtor-In-Possession has:

                      (i) Cured or provided Landlord "Adequate Assurance" (as defined below) that:

                             (a) The Trustee or the Debtor-In-Possession has cured, or has provided Landlord Adequate Assurance that:

                                    (1)     Within ten (10) days from the date
                                            of such assumption the Trustee or
                                            Debtor-In-Possession will cure all
                                            monetary defaults under this Lease;
                                            and

                                    (2)     Within thirty (30) days from the
                                            date of such assumption the Trustee
                                            will cure all nonmonetary defaults
                                            under this Lease.

                      (ii) For purposes of this Section 21.1, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding of Tenant, at a minimum "Adequate Assurance" shall mean:

                             (a) The Trustee or the Debtor-In-Possession has and will continue to have sufficient resources to fulfill the obligations of Tenant under this Lease as the same become due;

                                    and

                             (b) The Bankruptcy Court shall have entered an Order segregating sufficient cash payable to Landlord and/or the Trustee or Debtor-In-Possession shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Tenant, Trustee or Debtor-In-Possession, acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Debtor-In-Possession to cure the monetary and/or non-monetary defaults under this Lease within the time periods set forth above.

               B. If the Trustee or Debtor-In-Possession has assumed the Lease pursuant to the provisions of this Section 21.1 for the purpose of assigning Tenant's interest hereunder to any other person or entity, such interest may be assigned only after the Trustee, Debtor-In-Possession or the proposed assignee have complied with all of the terms, covenants and conditions of Section 14.1 herein, Landlord and Tenant acknowledging that such terms, covenants and conditions are commercially reasonable in the consent of a bankruptcy proceeding of Tenant. The terms of Section 14.1 applicable to any such assignment shall include, without limitation, those with respect to Additional Rent and the use of the Premises only as permitted in this Lease.

               C. Unless otherwise allowed by the Court and until such time as the Lease is assumed or rejected, the Trustee or Debtor-In-Possession shall timely perform all the monetary and non-monetary obligations under this Lease which arise after the bankruptcy filing, including, without limitation, the payment of Fixed Rent and such other Additional Rent charges payable hereunder.

               D. The rights, remedies and liabilities of Landlord and Tenant set forth in this Section 21.1 shall be in addition to those which may now or hereafter be accorded, or imposed upon, Landlord and Tenant by the Code.

        21.2 HOLDOVER. Upon termination of the Lease or expiration of the term hereof, if Tenant retains possession of the Premises without Landlord's written consent first had and obtained, then Tenant's possession shall be deemed a tenancy at sufferance, and Landlord may bring an action for possession or detainer at any time thereafter. If Tenant holds possession of the Premises after the term of this Lease with Landlord's consent, Tenant shall become a tenant from month to month upon the terms and conditions as provided in this Lease except that Base Rent shall equal one hundred fifty percent (150%) of the Base Rent due during the last year of the Lease Term, payable in advance on or before the first day of each month. All options, if any, granted under the terms of this Lease shall be deemed terminated and be of no effect during said month to month tenancy. Tenant shall continue in possession until such tenancy shall be terminated by either Landlord or Tenant giving written notice of termination to the other party at least thirty (30) days prior to the effective date of termination.

22. LANDLORD'S DEFAULT. Upon any default by Landlord under this Lease, Tenant shall provide Landlord with written notice of such default and a reasonable time period in which to cure such default.

23. PARKING. Tenant shall have the right during the Lease Term to use, on an non-exclusive basis, one hundred and seventy-three (173) spaces within the parking facilities situated within the Common Areas. If Tenant has leased or purchased Building C (as provided in Section 3.4 above) prior to December 31, 1999, then Tenant shall have the right to park on the undeveloped land owned by Landlord which is adjacent to the Building C as designated in EXHIBIT "D" attached hereto provided that Tenant pays for one-half (1/2) of all costs associated with creating a surface parking area on the undeveloped land described in EXHIBIT "D", including, without limitation, all costs of City of Fremont permits and meeting permit conditions, paving, landscaping, bridge construction, and acquisition of needed right-of-ways and access.

24. SALE OF PREMISES. In the event of any sale of the Premises by Landlord, Landlord shall be, without any further act or acknowledgment on the part of Landlord or Tenant, entirely released from all liability under any and all of its covenants and obligations contained in or derived from this Lease or arising out of any act, occurrence or omission occurring after the consummation of such sale. The purchaser at such sale or any subsequent sale of the Premises shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of Landlord under this Lease.

25. WAIVER. No delay or omission in the exercise of any right or remedy of either party on any default by the other party shall impair such a right or remedy or be construed as a waiver. The subsequent acceptance of Rents by Landlord or payments by Tenant after breach by the payee of any covenant or term of this Lease shall not be deemed a waiver of such breach, other than a waiver of timely payment for the particular payment involved, and shall not prevent the aggrieved party from maintaining any action based on such breach (including an unlawful detainer action, if applicable). No payment by a party or receipt by the other party of a lesser amount than the Rent and other sums due hereunder shall be deemed to be other than on account of the earliest Rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction. A party may accept such check or payment without prejudice to its right to recover the balance of such Rent or other sum or pursue any other remedy provided in this Lease. The waiver by a party of any breach of any term of this Lease shall not be deemed a waiver of such term or of any subsequent breach thereof.

26. CASUALTY DAMAGE. If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building or the Premises shall be damaged by fire or other casualty (a) such that more than thirty percent (30%) reconstruction of the Building or the Premises is required, as determined by Landlord, or (b) regardless of the extent of damage, such damage is either uninsured or the insurance proceeds are unavailable or insufficient for Landlord to restore the Building or the Premises, Landlord may elect to either terminate this Lease or restore the Building or the Premises. In all other cases, Landlord shall promptly commence reconstruction repair subject to this Section 26. If Landlord elects to terminate the Lease, the estate created hereby shall terminate forty-five (45) days following the date of damage, and Base Rent due hereunder shall be abated as of the date of such damage. If Landlord elects to repair and restore the Building or the Premises, then Landlord shall proceed with reasonable diligence to restore the Building or the Premises (except Landlord shall not be responsible for delays outside of its control) to substantially the same condition existing immediately prior to the casualty. If Landlord is required to make any repairs or restorations pursuant to this Section 26, Landlord shall not be required to spend for such repairs or restoration an amount in excess of the insurance proceeds actually received by Landlord as a result of the casualty. If Landlord elects to repair or restore the Building or the Premises, then Tenant, within thirty (30) days after the date the damage occurred, may request in writing from Landlord an estimate of the time required to repair or restore the Building or the Premises. Landlord shall notify Tenant of Landlord's reasonable estimate of the time for restoration or repair.. If a casualty damages more than forty percent (40%) of the manufacturing area within the Premises and, as a result thereof, Tenant is not able to conduct its manufacturing operations in any portion of the Premises, then Tenant shall have the right to terminate this Lease if Landlord estimates that the Premises cannot be restored within one hundred and twenty (120) days from the date the damage occurred. Tenant shall exercise (if at all) the aforesaid right to terminate within five (5) business days from receipt of Landlord's estimate, which termination shall be effective as of the date the damage occurred. Landlord shall not be liable for any inconvenience or annoyance to Tenant, injury to the business of Tenant, loss of use of any part of the Premises by Tenant or loss of Tenant's personal property resulting in any way from such damage or the restoration thereof, except that, during any restoration, Landlord shall allow Tenant a fair diminution of Base Rent during the time and to the extent the Premises are unfit for occupancy.

        It is the intent of the parties hereto that the original Tenant Improvements will be covered by the casualty insurance carried by Landlord on the Building and that, in the event of a casualty where Landlord elects or its otherwise required to restore or repair, Landlord will restore or repair such improvements to the extent of insurance proceeds which are actually available to Landlord for such purpose; provided, however, in no event shall Landlord be required to rebuild, repair or replace any part of any Altera-tions or other improvements constructed by, or of behalf of, Tenant or any of Tenant's furniture, furnishings or fixtures and equipment except to the extent that Landlord actually receives insurance proceeds with respect to the damage of such property (Tenant acknowledges that Landlord is under no obligation to maintain insurance covering such property and that neither Landlord nor any of its representatives have made any representations or warranties to Tenant that Landlord intends to maintain any insurance covering such property). Tenant hereby waives the provisions of Sections 1932(2.), 1933(4.), 1941 and 1942 of the California Civil Code.

        Landlord or Tenant shall have the right to terminate this Lease if (a) the damage to the Premises occurs during the last year of the term of this Lease, and (b) it is estimated by Landlord that the necessary repairs will take more than ninety (90) days from the date of the damage.

27. CONDEMNATION. If thirty percent (30%) or more of the Land or fifteen percent (15%) or more of the Premises is taken for any public or quasi-public purpose of any lawful governmental power or authority, by exercise of the right of appropriation, reverse condemnation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may, at its sole option, terminate this Lease as of the effective date of such taking. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate of interest of Tenant; provided, Tenant shall be entitled to any portion of an award separately designated as compensation to Tenant for moving expenses and/or loss of goodwill. If less than thirty percent (30%) of the Land and/or less than fifteen percent (15%) of the Premises is taken, Landlord shall, if necessary, promptly proceed to restore the Premises and the Common Areas to substantially its same condition prior to such partial taking, allowing for the reasonable effects of such taking, and a proportionate allowance shall be made to Tenant for the Rent corresponding to the time during which, and to the part of the Premises of which, Tenant is deprived on account of such taking and restoration. Notwithstanding the foregoing, Landlord shall not be required to expend funds in connection with the restoration of the Premises in excess of compensation actually received by Landlord from the condemning authority.

28.     GENERAL PROVISIONS.

        28.1 TIME. Time is of the essence in this Lease and with respect to each and all of its provisions in which performance is a factor.

        28.2 SUCCESSORS AND ASSIGNS. The covenants and conditions herein contained, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors and assigns of the parties hereto.

        28.3 RECORDATION. Tenant shall not record this Lease or a short form memorandum hereof without the prior written consent of Landlord.

        28.4 LANDLORD'S PERSONAL LIABILITY. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the interest of Landlord in the Building, and Tenant agrees to look solely to Landlord's interest in the Building for the recovery of any judgment, it being intended that Landlord (nor any of its partners) shall not be personally liable for any judgment or deficiency.

        28.5 SEPARABILITY. Any provisions of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision shall remain in full force and effect.

        28.6 CHOICE OF LAW. This Lease shall be governed by the laws of the State of California.

        28.7 ATTORNEYS' FEES. In the event any legal action is brought to enforce or interpret the provisions of this Lease, the prevailing party therein shall be entitled to recover all costs and expenses including reasonable attorneys' fees.

        28.8 INTEREST. Any installment of Base Rent or any other sum due from Tenant under this Lease which is received by Landlord after thirty (30) days from when the same is due shall bear interest from said thirtieth (30th) day until paid at an annual rate equal to the greater of; (a) ten percent (10%); or (b) five percent (5%) plus the rate established by the Federal Reserve Bank of San Francisco as of the twenty-fifth (25th) day of the month immediately preceding the due date on advances to member banks under Sections 13 and 13(a) of the Federal Reserve Act, as now in effect or hereafter from time to time amended, not to exceed the maximum rate allowable by law. The accrual and/or acceptance of any interest shall not constitute a waiver of Tenant's default with respect to any overdue amount, nor prevent Landlord from exercising any of Landlord's other rights or remedies.

        28.9 NOTICES. All notices and demands required to be sent to Landlord or Tenant under the terms of this Lease shall be personally delivered or sent by certified or registered mail, or by overnight carrier or fax transmission, to the addresses indicated above or to such other addresses as the parties may from time to time designate by notice.

        28.10 AUTHORIZATION. The persons signing this Lease on behalf of Avanex hereby represents and warrants to Landlord the following:

               a. That Avanex, by duly passed resolution of the board of directors of the corporation, is authorized to enter into this Lease and to incur and perform all the obligations of Tenant hereunder (which resolution shall be submitted to Landlord upon Tenant's delivery of this Lease);

               b. That the person signing this Lease on behalf of Avanex has been authorized by the corporation to execute this Lease on behalf of such corporation and deliver the same to Landlord.

        28.11 PRIOR AGREEMENTS. This Lease contains all of the agreements of the parties hereto, other than the Tenant Improvement Agreement, with respect to any matter covered or mentioned in this Lease, and no prior agreements or understandings pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

        28.12 QUIET ENJOYMENT. If Tenant timely pays the Rents and other amounts provided in this Lease, and observes and performs all the covenants, terms, and conditions of this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Lease Term without interruption by Landlord or any person or persons claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease. Notwithstanding the foregoing, Tenant hereby acknowledges (a) that Landlord will be constructing Building C of the Project during Tenant's occupancy of the Building, (b) that during the course of such construction there may be additional noise, vibrations, and traffic, together with other elements normally attendant to construction, which may cause some temporary disruption to Tenant's use and enjoyment of the Premises, (c) that Tenant hereby waives any and all claims, costs, liabilities and damages which may result from such disruption, (d) that such disruption shall not constitute a constructive eviction nor Tenant shall be entitled to any abatement of Rents or other credits in connection therewith, and
               (e) that Tenant shall reasonably cooperate with Landlord, upon request, in connection with the construction of Building C.

        28.13 REAL ESTATE COMMISSIONS. The parties hereto acknowledge that only David Sandlin and Rob Shannon of Colliers International, as Landlord's broker, and John King and Jana Gluckman of BT Commercial, as Tenant's broker, (collectively, the "BROKERS") are the only parties entitled to any commission or fees in connection with this Lease and that Landlord, pursuant to a separate agreement with David Sandlin and Rob Shannon of Colliers International, will pay the commissions becoming due in connection with this Lease. John King and Jana Gluckman of BT Commercial shall be entitled to one half of the fees payable to David Sandlin and Rob Shannon of Colliers International. Each of Landlord and Tenant hereby represents and warrants to the other that, other than to the Brokers, no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each party agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any person or entity claiming by, through or under the indemnifying party. This indemnification shall extend to any and all claims, li-abilities, costs and expenses (including reasonable attorney fees and litigation costs) arising as a result of such claims and shall survive any termination of this Lease.

        28.14 JOINT AND SEVERAL LIABILITY. Each of the parties executing this lease as "Tenant" shall be jointly and severally liable for the performance of all of the Tenant's obligations under this Lease.

IN WITNESS WHEREOF, this Lease is executed on the date and year first above written.

                                       LANDLORD:

                                       STEVENSON BUSINESS PARK, LLC
                                       a California limited liability company

                                       By: /s/ RON WINTER
                                           -------------------------------------
                                              Ron Winter,
                                              its Managing Member

                                       TENANT:

                                       AVANEX CORPORATION,
                                       a California corporation

                                       By: /s/ WALTER ALESSANDRINI
                                           -------------------------------------
                                       its: Chief Executive Officer

                                       By: /s/ JESSY CHAO
                                           -------------------------------------
                                       its: Chief Financial Officer

                                [EXHIBIT OMITTED]

                                   EXHIBIT "B"
                               PURCHASE AGREEMENT

This Purchase Agreement ("Agreement") is entered into on this _________ day of ______, _____, by and between STEVENSON BUSINESS PARK, LLC, a California limited liability company, ("SELLER") and AVANEX CORPORATION, a California corporation ("BUYER").

                             ARTICLE 1 DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

1.1 APPURTENANCES. The term "APPURTENANCES" shall mean all easements, rights-of-way, and other real property rights and interests which are appurtenant to the Land and Improvements.

1.2 CLOSING DATE; CLOSE OF ESCROW. The term "CLOSING DATE" shall mean the date which is forty-five (45) days following the Effective Date, which Closing Date shall be subject to extension as provided in Section 3.2 below, provided, however, in no event shall any purchase of Building B close later than December 31, 1999. The term "CLOSE OF ESCROW" shall mean the recording of the Grant Deed in the Official Records of Alameda County.

1.3 ESCROW HOLDER. The term "ESCROW HOLDER" shall mean First American Title Company in Pleasanton, California.

1.4 EFFECTIVE DATE. Provided that Buyer has executed, initialed in Section 5.1, dated and delivered this Agreement unmodified as required in the Lease, this Agreement shall be effective on the date the Seller has executed this Agreement.

1.5 EQUIPMENT AND COMPONENTS. The term "EQUIPMENT AND COMPONENTS" shall mean all equipment, machinery, cabling, utility components, and other non real property items installed or located on the Land and Improvements which are owned by Seller and used in connection with the operation thereof

1.6 GRANT DEED. The term "GRANT DEED" shall mean the grant deed to be given by Seller to Buyer in connection with the conveyance of the Property.

1.7 HAZARDOUS MATERIALS. The term "HAZARDOUS MATERIALS" shall mean gasoline and petroleum products and all substances defined as "hazardous substances," "hazardous materials," or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.A. Sec. 9601, et seq.;

EXHIBIT "B"
        the Hazardous Materials Transportation Act, 49 U.S.A. Section 1801, et seq.; the Resource Conservation and Recovery, Act, 42 U.S.A. Section 6901 et seq., and those substances defined as "hazardous wastes" in
        Section 25117 of the California Health & Safety Code or as "hazardous substances" in Section 25316 of the California Health & Safety Code; in the regulations adopted and publications promulgated pursuant to such law; and in the Hazardous Materials storage ordinances of Alameda County, and in any amendments to such laws and regulations.

1.8 IMPROVEMENTS. The term "IMPROVEMENTS" shall mean the building shell consisting of approximately _________________ square feet and other affixed improvements, landscaping, and fixtures located on the Land and located at __________ Encyclopedia Circle, Fremont, California. Tenant has reviewed the plans and specifications for the Improvements and has accepted the aforesaid measurement of the Improvements.

1.9 LAND. The term "LAND" shall mean the real property described in EXHIBIT "A" attached hereto. If the description of the Land attached hereto is based upon a tentative parcel map for the subject real property and such description is later modified in the final parcel map, then the term "Land" shall mean and refer to the description set forth in such final parcel map.

1.10 LEASE, The term "LEASE" shall mean that certain Lease Agreement entered into by and between Seller, as landlord, and buyer, as tenant, dated on or about September __, 1999.

1.11 PERMITTED TITLE EXCEPTIONS. The term "PERMITTED TITLE EXCEPTIONS" shall mean (a) real-property taxes and assessments constituting a lien, but not delinquent, (b) utility easements and similar rights granted in connection with the development of the Property, (c) all conditions imposed in connection with the parcel map for the Land, (d) that certain Declaration of Covenants, Conditions, and Restrictions and Reciprocal Easement Agreement ("DECLARATION"), and (d) any encumbrances, liens, restrictions or other matters approved in writing, and/or created, by Buyer.

1.12 PROPERTY. The term "PROPERTY" shall mean collectively the Land, Improvements, Equipment and Components, and all other rights and interests appurtenant to the foregoing.

1.13 PURCHASE PRICE. The term "PURCHASE PRICE" shall mean the sum of ________________ Dollars ($______.00) and, provided that Seller has not otherwise terminated the Lease and Buyer's option thereunder to acquire the Property, any and all amounts due Seller under Lease which are unpaid as of the Close of Escrow.

EXHIBIT "B"

                                    ARTICLE 2
                                PURCHASE AND SALE

2.1 PURCHASE AND SALE. Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell and convey to Buyer, the Property, which purchase and sale shall be subject to, and carried out in accordance with, the terms, provisions and conditions set forth in this Agreement.

2.2 PURCHASE PRICE. The Purchase Price shall be paid by Buyer to Seller, as follows:

        (a) On or before the Effective Date, Buyer shall pay a "DEPOSIT" in the amount of One Hundred Thousand Dollars ($100,000.00). As of the Effective Date, the Deposit shall be non-refundable.

        (b) The balance of the Purchase Price (i.e $________, together with the other amounts, and subject to a possible reduction as, described in Section 1.13 above) shall be paid by Buyer in cash upon the Close of Escrow.

2.3 CONDITION OF TITLE. Seller shall convey to Buyer good and marketable fee title to the Property on the Closing Date by delivery of the Grant Deed, free and clear of all liens, encumbrances and exceptions other than the Permitted Title Exceptions.

2.4 INVESTIGATIONS. Buyer hereby acknowledges that Buyer has been in possession of the Property pursuant to the Lease and, by reason thereof, Buyer has had a sufficient opportunity engage in such studies, inspections and other activities (including, without limitation, studies or investigations regarding Hazardous Materials) which Buyer has deemed appropriate for its acquisition and continued use of the Property

2.5 AS-IS. Buyer's purchase of the Property shall be subject to the following:

        a. Buyer agrees to purchase the Property "as is" and "with all faults," solely in reliance on Buyer's own investigation of the Property. Buyer acknowledges that it has conducted a review of the physical and environmental condition of the Property, the expenses of owning and operating the Property, the extent to which the Property complies with governmental laws, ordinances, rules and regulations, the present and proposed land use regulations that affect or may affect the Property and the fitness of the Property for Buyer's proposed use, among other things. In undertaking its investigation, Buyer has been and will be advised by attorneys, and other advisors.

EXHIBIT "B"

        b. Buyer acknowledges that Seller makes no representations or warranties express or implied wit respect to the Property. In light of Buyer's willingness to diligently investigate and evaluate the Property and to accept the Property on an "as is" and "with all faults" basis, the parties have negotiated the terms and conditions of this Agreement, including the Purchase Price. Buyer acknowledges that Buyer is purchasing the Property "as is" and "with all faults", without other express or implied warranties of Seller.

        c. By acquiring the Property Buyer shall be deemed to have waived any and all objections to the physical characteristics, including acreage, size of improvements and conditions of the Property which would be disclosed by such inspection or otherwise; and agreed to purchase the Property having inspected and accepted the condition and repair of the improvements, and without regard to any other physical or environmental condition of the Property, including (without limitation) topography, climate, soil, subsoil, existing fill, drainage and surface and groundwater quality, and without regard to air and water rights, the availability of utilities and water, present and future zoning, purposes for which the Property is suited, access to public roads, proposed routes, or enlargement of roads or extensions thereof, present or future assessments or any other condition or matter affecting the Property.

        d. Except to the extent such matter is caused by a breach by Seller under this Agreement, Buyer hereby waives, releases, acquits, and forever discharges Seller, and Seller's agents, directors, officers and employees to the maximum extent permitted by law, of and from any and all claims, actions, causes of action, demands, rights, liabilities, damages, losses, costs, expenses, or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, that it now has or which may arise in the future on account of or in any way growing out of or connected with the Property; including, without limitation;

               i. the existence or condition of any improvements on the Property and/or the personal property;

               ii. the physical and environmental conditions of the Property (including, without limitation the existence of Hazardous Materials in, on, or about the Property;

               iii.   the state of the title to the Property;

               iv. any settlement or subsidence of any fill or filled ground on the Property or settlement or subsidence of construction thereon, if any;

EXHIBIT "B"

               v. any governmental laws and regulations, including, but not limited to, zoning, environmental, asbestos control, hazardous or toxic waste and/or material and land use laws and regulations to which the Property may be subject; and

               vi.    Buyer's contemplated use of the Property.

               BUYER EXPRESSLY WAIVES ANY OF ITS RIGHTS GRANTED UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." SELLER__________ BUYER
               ______________

        e. Buyer acknowledges that Seller has furnished, or may furnish, to Buyer certain "third party" items, which may include, without limitation, items prepared by third party architects, contractors, title companies, and consultants, such as engineering data, title reports and related title information, Hazardous Materials reports and information, feasibility reports, soils reports, building plans and specifications, utility plans and other information pertaining to the Property and the construction and installation of the Improvements and the Equipment and Components. It is agreed that all such "third party" items are furnished without representation or warranty on the part of Seller whatsoever, and Buyer agrees that Buyer will not assert any liability against Seller in any regard as to such "third Party" items.

        f. Any disclosure whatsoever to Buyer pursuant to this Agreement shall not constitute a warranty or representation of Seller. To the extent any information provided by Seller shall be known by Buyer or Buyer's agents (all such knowledge of Buyer's Agents being imputed to Buyer) to be untrue or inaccurate as a result of any disclosure to Buyer by Seller prior to closing, with Seller hereby agreeing to advise Buyer, prior to closing of any changes in information of which Seller has actual knowledge; or any investigation conducted by Buyer or on behalf of Buyer prior to the Close of Escrow or as a result of any knowledge otherwise acquired by Buyer or any of Buyer's Agents, Buyer shall have no rights under this Agreement by reason of that particular untruth or inaccuracy, and any such information provided by Seller shall be deemed to be modified to the extent necessary to render it consistent with such knowledge.

        g. Upon the close of escrow. Seller shall assign to Buyer any existing warranties which Seller may have received from the building contractor to the extent the

EXHIBIT "B"
               same may be assigned, provided that Seller shall have no obligation to obtain any such warranties.

        2.7 NO SELLER LIENS. Upon the Close of Escrow there shall be no outstanding contracts made by Seller for any improvements to the Property that have not been fully paid for.

                                    ARTICLE 3
                           ESCROW AND CLOSE OF ESCROW

3.1 OPENING. An escrow (the "Escrow") shall be opened with Escrow Holder by delivering a fully executed copy of this Agreement to Escrow Holder. Buyer and Seller hereby authorize their respective attorneys to execute and deliver to Escrow Holder any additional or supplementary instructions as may be necessary or convenient to close the transaction contemplated hereby; provided however, any such additional instructions shall not supersede this Agreement.

3.2 CLOSING DATE. The Close of Escrow shall occur through Escrow on or before the Closing Date specified in Article 1. In the event Buyer is obtaining financing in order to purchase the Property, then Buyer may, prior to the scheduled Closing Date, provide to Seller written notice electing to extend the Closing Date so as to accommodate the closing of such financing; provided, however, in no event shall the Closing Date be extended by more than fifteen (15) days.

3.3 SELLER'S DELIVERIES. Prior to the Closing Date, Seller shall deliver to Escrow Holder the following:

        a.     The Grant Deed, duly executed and acknowledged by Seller;

        b. A certification as required by the Foreign Investors Property Tax Act, as amended, and the California Revenue and Taxation Code
               Section 18805 et seq.

        c.     Such other documents as may be reasonably required by Escrow
               Holder.

3.4 BUYER'S DELIVERIES. Prior to the Closing Date, Buyer shall deliver to Escrow Holder the following:

        a.     The balance of the Purchase Price;

        b. Such other funds and documents as may be reasonably required by Escrow Holder.

EXHIBIT "B"

3.5 PRORATIONS. All items of expense (including, without limitation, real property taxes and assessment, together with any amounts owning under the Declaration) for the Property shall be prorated between Seller and Buyer as of the Close of Escrow, with all items of expense for the Property being borne by Buyer for the Close of Escrow.

3.6 CLOSING COSTS. Any escrow fee charged by Escrow Holder shall be paid one-half (1/2) by Seller and one-half (1/2) by Buyer. Seller shall pay
        (a) the CLTA portion of the premium for Buyer's title policy, and (b) any City and County documentary and transfer taxes assessed on the recording of the Grant Deed. Buyer shall pay (i) the fee for the recording of the Grant Deed and any other documents, (ii) any writing fees, (iii) the premium for the ALTA portion, if any, of the premium for Buyer's title policy, the premium for any lender's policy of title insurance, and the cost of any title endorsements to such policies, and
        (vi) all other closing costs of any nature and costs of any inspections or tests Buyer authorizes or conducts. Any other closing costs not described above shall be paid by the parties in accordance with the custom in Alameda County.

3.7 NO LITIGATION. Seller warrants to Buyer that, as of the date of this Agreement and as of the Close of Escrow, and except as may otherwise be disclosed by Seller: (1) there are no actions, suits, or proceedings pending, or, to the knowledge of Seller, threatened, against Seller or the Property, or involving the validity or enforceability of this Agreement, including, but not limited to, petitions under Bankruptcy Act of 1978 or other petitions for reorganization or for debtor relief or for the appointment of a receiver; (2) there are no condemnation proceedings, redevelopment projects, or similar projects that could material affect the Property; and (3) the execution and delivery of this Agreement by Seller and the performance and observance of the terms have all been authorized by all necessary actions of Seller. This Agreement has been duly executed by Seller. Buyer hereby acknowledges that Seller has disclosed that the City of Fremont may take portions of the Land in order to accommodate the widening of Encyclopedia Circle.

                                    ARTICLE 4
                                  RISK OF LOSS

4.1 RISK OF LOSS. Until Close of Escrow, Seller alone shall bear the risk of loss should there be damage to any of the Improvements by fire or other casualty (collectively, "Casualty"). If, prior to the Close of Escrow, any of the Improvements shall be damaged by a Casualty, Seller shall deliver to Buyer written notice if Seller does not intend to repair any Casualty damage prior to the Closing Date ("Casualty Loss Notice").

4.2 BUYER ELECTION. Buyer may, as its sole option, within thirty (30) days after delivery of the Casualty Loss Notice either (a) terminate this Agreement by delivering written notice of same to Seller, or (b) waive its right of termination and proceed to close this transaction in accordance with the terms hereof ("Waiver Option"). Failure of Buyer to

EXHIBIT "B"
        deliver written notice of termination within said thirty (30) day period shall be conclusively deemed to be an election by Buyer of the Waiver Option. In the event Buyer elects to terminate this Agreement under this
        Section 4.2, thereafter neither party to this Agreement shall thereafter have any further rights or obligations hereunder and the Deposit, less that portion thereof which is required to be retained by Seller as the security deposit under the Lease, shall be returned to Buyer.

        If Buyer elects or is deemed to have elected the Waiver Option, then Seller shall have no obligation to repair the Casualty (but shall assign to Buyer all of its rights in the resulting casualty insurance proceeds and a pro rata share of the rental or business loss proceeds) and the parties shall proceed to Close Escrow as provided in this Agreement.

                          ARTICLE 5 LIQUIDATED DAMAGES

5.1     DEFAULT BY BUYER.

        LIQUIDATED DAMAGES: BUYER RECOGNIZES THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET COMMENCING ON THE EFFECTIVE DATE. BUYER ACKNOWLEDGES THAT IF IT DEFAULTS IN ITS PURCHASE OF THE PROPERTY, SELLER SHALL BE ENTITLED TO COMPENSATION FOR THE DETRIMENT RESULTING FROM THE REMOVAL OF THE PROPERTY FROM THE MARKET. THE PARTIES HERETO AGREE THAT THE DAMAGES SELLER SHALL SUSTAIN AS A RESULT OF SUCH BREACH WILL BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN. THEREFORE, THE PARTIES AGREE THAT IF BUYER FAILS TO PURCHASE THE PROPERTY AS A RESULT OF ITS BREACH, SELLER SHALL BE ENTITLED TO RETAIN AS ITS SOLE AND EXCLUSIVE REMEDY ALL PORTIONS OF THE DEPOSIT PAYMENT. SAID SUM SHALL BE PAID AND RECEIVED AS LIQUIDATED DAMAGES AND NOT AS A PENALTY. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT SAID AMOUNT IS PRESENTLY A REASONABLE ESTIMATE OF SELLER'S DAMAGES CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE HEREOF, INCLUDING THE RELATIONSHIP OF THE SUM TO THE RANGE OF HARM TO SELLER THAT REASONABLY COULD BE ANTICIPATED AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT.


BUYER INITIALS__                                          SELLER INITIALS__

EXHIBIT "B"

                                    ARTICLE 6
                               GENERAL PROVISIONS

6.1 REAL ESTATE COMMISSIONS. Seller and Buyer each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, except _______________________ (collectively, the "Broker"). Seller agrees to pay any commission owing to the Broker pursuant to separate agreements, but only if, and when, the Close of Escrow occurs. Seller and Buyer each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any person or entity claiming by, through or under Seller or Buyer, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorney fees and litigation costs) arising as a result of such claims and shall survive the Close of Escrow.

6.2 ATTORNEYS' FEES. In the event any legal action is commenced concerning the Property, this Agreement, or the rights and duties of any party in relation thereto, whether such action be an action for damages, equitable relief, or declaratory relief, the prevailing party in such litigation shall be entitled to reasonable sums for attorneys' fees in an amount set by the court.

6.3 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be an original, but all of which shall constitute one instrument.

6.4 FURTHER ASSURANCES. Each party shall perform or cause to be performed all acts and shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all instruments and documents as may be reasonably required to carry out the intent and purpose of this Agreement.

6.5 ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto shall constitute the entire agreement between the parties and shall supersede all other agreements whether written or oral respecting the subject matter of this Agreement. On the Effective Date no other agreement, statement or promise made by either party hereto with respect to the subject matter of this Agreement, which is not contained herein, shall be binding or valid.

EXHIBIT "B"

6.6 AMENDMENTS. This Agreement shall not be modified by either party by any oral representations made either before or after the execution of this Agreement and all amendments to this Agreement must be in writing and signed by Buyer and Seller.

6.7 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective assignees, heirs, successors and legal representatives of each party. This Agreement shall not be assignable by Buyer without the prior written consent of Seller: provided, however, there may be assignments of rights under this Agreement among the various parties which comprise the original Buyer hereunder, which assignments shall not require the consent of Seller.

6.8 INTERPRETATION. Each party and its counsel have reviewed and revised this Agreement and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement. The captions of this Agreement are for convenience and references only and the words contained therein no way shall be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement. This Agreement shall be construed and interpreted under, and governed and enforced according to, the laws of the State of California. If any provisions of this Agreement are held to be unenforceable or invalid, it is the specific intent of the parties that the remainder of the provisions of this Agreement shall subsist and remain in full force and effect.

6.9 TIME OF THE ESSENCE. Upon the Effective Date, time shall be of the essence as to the performance of obligations under this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

EXHIBIT "B"

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below:

BUYER:

AVANEX CORPORATION,
A California corporation

By:                                                   Dated:
   --------------------------------                         --------------------


SELLER:

STEVENSON BUSINESS PARK, LLC.
A California limited liability company


By:                                                   Dated:
   --------------------------------                         --------------------


EXHIBIT "B"

                                   EXHIBIT "C"

                               BASE RENT SCHEDULE

Lease Year                                                    Monthly Base Rent
1                                                                $63,800.24
2                                                                $66,352.25
3                                                                $69,006.33
4                                                                $71,766.60
5                                                                $74,637.25
6                                                                $77,622.75
7                                                                $80,727.66
8                                                                $83,956.76
9                                                                $87,315.03
10                                                               $90,807.63

                                    EXHIBIT C

                                [EXHIBIT OMITTED]